As filed with the Securities and Exchange Commission on December 21, 2005

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

NEKTAR THERAPEUTICS

(Exact name of registrant as specified in its charter)

Delaware	94-3134940
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

150 Industrial Road

San Carlos, California 94070

(650) 631-3100

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

AJIT S. GILL

CHIEF EXECUTIVE OFFICER, PRESIDENT AND DIRECTOR

NEKTAR THERAPEUTICS

150 INDUSTRIAL ROAD

SAN CARLOS, CALIFORNIA 94070

(650) 631-3100

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

MARK P. TANOURY, ESQ.

JOHN M. GESCHKE, ESQ.

COOLEY GODWARD LLP

FIVE PALO ALTO SQUARE

3000 EL CAMINO REAL

PALO ALTO, CA 94306-2155

(650) 843-5000

Approximate date of commencement of proposed sale to the public:

From time to time after the effective date of this Registration Statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered		Proposed Maximum Offering Price Per Share (1)	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee (2)
3.25% Convertible Subordinated Notes due 2012	$315,000,000	(3)	100%	$315,000,000	$33,705
Common Stock, par value $0.0001 per share, issuable upon conversion of the 3.25% Convertible Subordinated Notes due 2012 (4)	14,638,900	(5)	(6)	(6)	(6)
Total Registration Fee					$33,705

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(i) of the Securities Act of 1933, as amended.
(2)	Calculated pursuant to Rule 457(r) and Rule 457(o) of the Securities Act of 1933, as amended.
(3)	Exclusive of interest, if any.
(4)	Each share of the registrant’s common stock being registered hereunder, if issued prior to the termination by the registrant of its preferred share rights agreement, includes Series A junior participating preferred stock purchase rights. Prior to the occurrence of certain events, the Series A junior participating preferred stock purchase rights will not be exercisable or evidenced separately from the registrant’s common stock and have no value except as reflected in the market price of the shares to which they are attached.
(5)	Represents the number of shares of common stock that are initially issuable upon conversion of the 3.25% Subordinated Convertible Notes due 2012 registered hereby. For purposes of estimating the number of shares of common stock issuable upon conversion of the notes to be registered hereunder, the registrant calculated the number of shares issuable upon conversion of the notes based on the initial conversion price of approximately $21.52 per share of common stock. In addition to the shares set forth in the table, pursuant to Rule 416 under the Securities Act, the amount of common stock to be registered includes an indeterminate number of shares of common stock issuable upon conversion of the notes, as this amount may be adjusted as a result of stock splits, stock dividends and antidilution provisions.
(6)	No additional consideration will be received for the common stock issuable upon conversion of the notes and, therefore, no registration fee is required pursuant to Rule 457(i).

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS

NEKTAR THERAPEUTICS

$315,000,000 of 3.25% Convertible Subordinated Notes due 2012

and Shares of Common Stock Issuable upon Conversion of the Notes

We issued $315,000,000 principal amount of our 3.25% Convertible Subordinated Notes due 2012 in a private offering on September 28, 2005. This prospectus relates to our 3.25% Convertible Subordinated Notes due 2012 held by certain security holders who may offer for sale the notes and the shares of our common stock into which the notes are convertible at any time at market prices prevailing at the time of sale or at privately negotiated prices. The selling security holders may sell the notes or the common stock directly to purchasers or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions. We will not receive any proceeds from these resales.

The notes have the following provisions:

•	the holders of the notes may convert the notes into shares of our common stock at any time at a conversion rate of 46.4727 shares per each $1,000 principal amount of notes, subject to adjustment, which is equivalent to a conversion price of approximately $21.52 per share;

•	we will pay interest on the notes on March 28 and September 28 of each year, and the first interest payment will be made on March 28, 2006;

•	the notes will mature on September 28, 2012;

•	beginning on September 28, 2008, we may redeem the notes in whole or in part at any time at a redemption price equal to 100% of the principal amount of the notes to be redeemed plus accrued and unpaid interest, if any, to, but not including the redemption date if the closing price of our common stock has exceeded 150% of the conversion price of the notes for at least 20 trading days in any consecutive 30-day trading period ending on the trading day before the date of mailing of the provisional redemption notice;

•	upon a fundamental change of our company, each holder of the notes may require us to purchase all or a portion of such holder’s notes at a price equal to 100% of the principal amount of the notes to be purchased plus accrued and unpaid interest, if any; and

•	the notes are unsecured and rank subordinate to all of our existing and future senior debt and are effectively subordinated to all of the indebtedness and other liabilities (including trade and other payables) of our subsidiaries.

We do not intend to list the notes for trading on any national securities exchange or on the Nasdaq National Market.

Our common stock currently trades on the Nasdaq National Market under the symbol “NKTR.” The last reported sale price on December 20, 2005 was $15.53 per share.

Investing in the notes or our common stock offered by this prospectus involves a high degree of risk. Please carefully consider the “ Risk Factors” beginning on page 5 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is December 21, 2005

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED, OR INCORPORATED BY REFERENCE, IN THIS PROSPECTUS OR THE REGISTRATION STATEMENT. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION DIFFERENT FROM THAT CONTAINED IN THIS PROSPECTUS. NEITHER THE NOTES NOR ANY SHARES OF COMMON STOCK COVERED BY THIS PROSPECTUS ARE BEING OFFERED IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS ACCURATE ONLY AS OF THE DATE OF THIS PROSPECTUS, AND THE INFORMATION IN THE DOCUMENTS INCORPORATED OR DEEMED TO BE INCORPORATED BY REFERENCE IN THIS PROSPECTUS SPEAKS ONLY AS OF THE RESPECTIVE DATES THOSE DOCUMENTS WERE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, REGARDLESS OF THE TIME OF DELIVERY OF THIS PROSPECTUS OR OF ANY SALE OF THE NOTES OR SHARES OF COMMON STOCK COVERED BY THIS PROSPECTUS.

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed or incorporated by reference as exhibits to the registration statement of which this prospectus is a part and you may obtain copies of those documents as described below under “Where You Can Find More Information.”

i

SUMMARY

This summary highlights information contained elsewhere in this prospectus or incorporated by reference into this prospectus. This summary does not contain all the information that is important to you. We urge you to read this entire prospectus carefully, including the “Risk Factors” section and the documents incorporated by reference into this prospectus identified under “Where You Can Find More Information” before making an investment decision.

NEKTAR THERAPEUTICS

Nektar Therapeutics is in the business of improving therapeutics through improved drug delivery. Each of our three technology platforms has the ability to transform therapeutics with differentiating properties based on the technology and the particular application of the technology.

We are working to become one of the world’s leading drug delivery products based companies by providing a portfolio of technologies and expertise that will enable us and our pharmaceutical and biotechnology partners to improve drug performance throughout the drug development process.

Our mission is to provide drug delivery technologies that enable the development and manufacture of superior therapeutics that make a difference in patients’ lives. We partner with pharmaceutical and biotechnology companies seeking to improve and differentiate their marketed products as well as the products in their pipelines. In addition to our partner-funded programs, we are applying our technologies independently through internal product development efforts.

Our technologies are designed to improve either the performance of a drug molecule (e.g., bioavailability, safety, efficacy, stability, targeting, etc.) or how the drug is delivered (e.g., enabling new dosage form or delivery profile that improves how the therapeutic can treat patients).

We currently have three technology platforms:

•	Nektar Pulmonary Technology—using our pulmonary expertise in drug formulation and inhalers for systemic and local lung therapies. Nektar Pulmonary Technology is focused on the formulation of molecules and delivery devices for inhalation. Through this technology we are working to improve or enable drug delivery and improve therapeutic outcomes for large and small molecules for systemic and local lung therapies.

•	Nektar Advanced PEGylation Technology—using advanced PEGylation and PEG-based delivery systems to enhance the efficacy and performance of most major drug classes, including macromolecules such as peptides and proteins, smaller sized molecular compounds and other drugs. Nektar Advanced PEGylation Technology, has been approved for use in six products in the U.S. and in another product approved only in Europe.

•	Nektar Supercritical Fluid (SCF) Technology—using a single step particle formulation process that yields consistent powder particles that can be incorporated into a final dosage form such as tablets or capsules. Nektar SCF Technology uses proprietary particle engineering methods designed to develop drug formulations to obtain precision and consistency in particle formulation or to develop beneficial novel formulations, including taste-masking of products and improving the bioavailability of products.

Our strategy is to enable our partners’ drugs through partner-funded programs, and to selectively fund internal proprietary products. As we identify the technologies and markets in which we see opportunities to establish leadership positions, we intend to continue to develop or acquire technologies to capitalize on such opportunities.

Our product pipeline includes both partnered and proprietary products. We have ongoing collaborations with more than 20 biotechnology and pharmaceutical companies to provide our drug delivery technologies. Our partner product pipeline includes six products approved by the U.S. Food and Drug Administration (“FDA”), one additional product approved in Europe that is in late stage testing in the U.S., one product for which a New Drug Application has been filed with the FDA, two products for which a marketing authorization application has been filed with the European Medicines Evaluation Agency (“EMEA”), three additional products in Phase III or pivotal trials, and six products in Phase I/II trials. In addition to our partner pipeline, we have two Nektar proprietary products in Phase I or proof-of-concept and two additional products in preclinical stages of development.

Corporate Information

We were incorporated in California in 1990 and were reincorporated in Delaware in 1998. In January 2003, we changed our corporate name to Nektar Therapeutics from Inhale Therapeutic Systems, Inc. Our principal executive offices are located at 150 Industrial Road, San Carlos, California 94070. Our telephone number is (650) 631-3100. We maintain an Internet home page at www.nektar.com. The contents of our web page are not a part of this prospectus.

All Nektar brand and product names are trademarks or registered trademarks of Nektar Therapeutics, in the United States and other countries. All other trade names, trademarks and service marks appearing in this prospectus are the property of their respective holders. We do not intend our use or display of other parties’ trade names, or trademarks or service marks to imply a relationship with, or endorsement or sponsorship of, us by these other parties.

THE OFFERING

This prospectus relates to the sale by certain security holders of our 3.25% Convertible Subordinated Notes due 2012 and the shares of our common stock issuable upon conversion of the notes.

The Notes

The following is a brief summary of some of the terms of the notes offered for resale by this prospectus. For a more complete description of the terms of the notes, see “Description of the Notes” in this prospectus.

Notes Offered	$315,000,000 aggregate principal amount of 3.25% Convertible Subordinated Notes due 2012.

Maturity Date	September 28, 2012.

Interest and Payment Dates	3.25% per annum on the principal amount, payable semi-annually in arrears on March 28 and September 28 of each year, commencing March 28, 2006, to holders of record at the close of business on the preceding March 13 and September 13, respectively.

Ranking	The notes are unsecured and rank subordinate to all of our existing and future senior debt and are effectively subordinated to all of the indebtedness and other liabilities (including trade and other payables) of our subsidiaries. As of September 30, 2005, we had approximately $33.2 million of senior debt outstanding and our subsidiaries had no indebtedness outstanding (other than intercompany indebtedness and liabilities). The notes rank equal in right of payment with our outstanding convertible subordinated notes. As of September 30, 2005, we had approximately $417.7 million aggregate principal amount of convertible subordinated notes outstanding. The indenture governing the notes does not limit the amount of indebtedness, including senior debt, or other liabilities that we and our subsidiaries may incur. See “Description of the Notes—Subordination of Notes.”

Conversion Rights	The notes are convertible, at the option of the holder, at any time on or prior to maturity into shares of our common stock at a conversion rate of 46.4727 shares per $1,000 principal amount of notes, which is equal to a conversion price of approximately $21.52. The conversion rate is subject to adjustment. See “Description of the Notes—Conversion Rights.”

Make-Whole Premium Upon a Fundamental Change	If a fundamental change as described below under “Description of the Notes—Fundamental Change Permits Purchase of Notes By Us at the Option of the Holder” occurs, we will, to the extent described in this prospectus, pay a make-whole premium on notes converted in connection with a fundamental change by increasing the conversion rate applicable to the notes.

The amount of the make-whole premium, if any, will be based on our common stock price and the effective date of the fundamental change. A description of how the make-whole premium will be determined and a table showing the make-whole premium that would apply at various common stock prices and fundamental change effective dates is set forth under “Description of the Notes—Make-Whole Premium Upon a Fundamental Change.”

Provisional Redemption of the Notes at Our Option	Prior to September 28, 2008, the notes will not be redeemable at our option. Beginning on September 28, 2008, we may redeem the notes in whole or in part for cash (in principal amounts of $1,000 and integral multiples thereof) at any time at a redemption price equal to 100% of the principal amount of the notes to be redeemed plus any accrued and unpaid interest, if any, to, but not including the redemption date if the closing price of the common stock has exceeded 150% of the conversion price of the notes for at least 20 trading days in any consecutive 30-day trading period ending on the trading day before the date of mailing of the provisional redemption notice.

Purchase at Holder’s Option Upon a Fundamental Change	If we undergo a fundamental change, a holder of notes will have the option to require us to repurchase for cash all or any portion of such holder’s notes. The fundamental change repurchase price will be 100% of the principal amount of the notes to be repurchased plus accrued and unpaid interest, if any, up to, but excluding the repurchase date.

Sinking Fund	None.

Use of Proceeds	We will not receive any proceeds from the sale by the selling holders of the notes or the shares of common stock issuable upon conversion of the notes.

Registration Rights	Under the terms of a registration rights agreement that we entered into on September 28, 2005 in connection with the private offering of the notes, we have filed a shelf registration statement under the Securities Act of 1933 relating to the resale of the notes and the common stock issuable upon conversion of the notes. This prospectus constitutes a part of that registration statement. We filed the shelf registration statement to permit the resale of the notes issued in the September 2005 private offering and shares of common stock issuable upon conversion of those notes, and the investors who purchase notes or shares of common stock issuable upon conversion of the notes from the selling holders in this offering will not be entitled to any registration rights under the registration rights agreement. In addition, under the registration rights agreement, selling holders may be required to discontinue the sale or other disposition of notes and shares of common stock issued upon conversion of the notes pursuant to the shelf registration statement and to discontinue the use of this prospectus under certain circumstances specified in the registration rights agreement.

Form and Denomination	The notes were issued in fully registered form.

The notes are represented by one or more global notes deposited with a trustee as custodian for The Depository Trust Company and registered in the name of Cede & Co. as DTC’s nominee. Beneficial interests in the global notes are shown on, and any transfers will be effected only through, records maintained by DTC and its participants. See “Description of the Notes – Form, Denomination and Registration.”

The Common Stock

For a more complete description of the terms of our common stock, see “Description of Capital Stock” in this prospectus.

Risk Factors

See “Risk Factors” and other information included and incorporated by reference in this prospectus for a discussion of factors you should carefully consider before deciding to invest in the notes or the common stock issuable upon conversion of the notes.

RISK FACTORS

An investment in the securities offered by this prospectus involves a high degree of risk. You should carefully consider the following factors and other information in this prospectus and the documents incorporated or deemed to be incorporated by reference in this prospectus before deciding to purchase the notes or the shares of common stock issuable upon conversion of the notes. Any of the following factors could materially and adversely affect our business, operating results or financial condition. In that case, the value of the notes and the market price of our common stock could decline and you may lose part or all of your investment.

Risks Related to our Business

If the collaborative partners we depend on to obtain regulatory approvals for and commercialize our products are not successful, or if such collaborations fail, then the product development or commercialization of our products may be delayed or unsuccessful.

When we sign a collaborative development agreement or license agreement to develop a product with a drug or biotechnology company, the drug or biotechnology company is generally expected to:

•	synthesize active pharmaceutical ingredients to be used as medicines;

•	design and conduct large scale clinical studies;

•	prepare and file documents necessary to obtain government approval to sell a given drug product; and/or

•	market and sell our products when and if they are approved.

Reliance on collaborative relationships poses a number of risks, including:

•	the potential inability to control whether and the extent to which our collaborative partners will devote sufficient resources to our programs or products;

•	disputes which may arise in the future with respect to the ownership of rights to technology and/or intellectual property developed with collaborative partners;

•	disagreements with collaborative partners which could lead to delays in or termination of the research, development or commercialization of product candidates, or result in litigation or arbitration;

•	the potential for contracts with our collaborative partners to fail to provide significant protection or to be effectively enforced if one of these partners fails to perform. Collaborative partners have considerable discretion in electing whether to pursue the development of any additional products and may pursue alternative technologies or products either on their own or in collaboration with our competitors;

•	the potential for collaborative partners with marketing rights to choose to devote fewer resources to the marketing of our products than they do to products of their own development;

•	risks related to the ability of our collaborative partners to pay us; and

•	the potential for collaborative partners to terminate their agreements with us unilaterally for any or no reason.

Given these risks, there is a great deal of uncertainty regarding the success of our current and future collaborative efforts.

We have entered into collaborations in the past that have been subsequently terminated. If other collaborations are suspended or terminated, our ability to commercialize certain other proposed products could also be negatively impacted. If our collaborations fail, our product development or commercialization of products could be delayed and our financial position and results of operations would be significantly harmed.

If the FDA does not timely approve the NDA filed for Exubera®, if the EMEA does not timely approve a marketing authorization application for Exubera®, or if our collaboration with Pfizer is discontinued prior to the commercial launch of Exubera®, then our financial position and results of operations will be significantly harmed.

We are developing with Pfizer an inhaleable version of insulin, Exubera®, for the treatment of Type 1 and Type 2 diabetes that will be administered using our Pulmonary Technology. Exubera® is currently in extended Phase III clinical trials. We currently depend on Pfizer as the source of a significant portion of our revenues. For the three-month periods ended September 30, 2005 and 2004, revenue from Pfizer accounted for approximately 71% and approximately 59% of our total revenue, respectively. For the nine-month periods ended September 30, 2005 and 2004, revenue from Pfizer accounted for approximately 68% and approximately 59% of our total revenue, respectively. On September 8, 2005, Pfizer and Sanofi-Aventis jointly announced that the FDA Advisory Committee recommended approval of Exubera. However, the FDA is not obligated to follow the recommendation of the Advisory Committee. On October 13, 2005, the CHMP of the European Medicines Evaluation Agency (EMEA) recommended approval of Exubera for the treatment of Type 1 and Type 2 diabetes. The EMEA is also not obligated to follow recommendation of the CHMP. There can be no assurance that Exubera® will be approved for marketing and/or commercial use in the U.S. or E.U. Among the factors that may delay the approval of the NDA, to market Exubera® in the U.S., the approval by the EMEA to market Exubera® in the E.U., or the commercial launch of Exubera® in the U.S. or the E.U., or that may impact a decision to proceed at all with respect to any of the foregoing, are the following:

•	Pfizer is currently conducting studies to generate controlled long-term safety data with respect to Exubera®, in particular its effect on lung function, and the results of the studies may impact regulatory approvals and product labeling.

•	We and/or Pfizer may experience difficulties with respect to the processing of the dry powder formulation of inhaleable insulin and the filling and packaging of the inhaleable insulin powder for the large-scale commercial production of Exubera®.

•	We, with our contract manufacturers, may experience difficulties with respect to the production of the pulmonary inhaler device for Exubera®, including the design, scale-up and automation of the commercial manufacture of the pulmonary inhaler device for Exubera®, and any such difficulties may delay the filing and approval of the NDA or the approval to market in the E.U. Our contract manufacturers may also experience difficulties with respect to manufacturing the device in high volumes for commercial use.

•	Pfizer may elect for marketing or other reasons, to delay or not proceed with the commercial launch of Exubera®, once approved.

If the approval by the FDA of the NDA is substantially delayed beyond the internal estimates we have made for purposes of budgeting and resource allocation, we may not have the financial ability to continue supporting the Exubera® program or be able to meet our contractual obligations relating to the commercial launch of Exubera®. In the event of any such delay, we may also elect to divert resources away from Exubera® related activities or otherwise reduce our activities relating to the Exubera® program. Any material delay in receiving regulatory approval (which in some countries includes pricing approval), or failure to receive regulatory approval for Exubera® at all, would affect our contract research revenue from Pfizer, may result in the payment by us of substantial reimbursements to the contract manufacturers of our proprietary inhaler device with respect to the capital they have deployed in support of such activity, and would significantly harm our financial position and results of operations. Furthermore, should the collaboration with Pfizer be discontinued, our financial position and results of operations will be significantly harmed.

In December 2004, Aventis, Pfizer’s partner with respect to the manufacture, co-development, and co-marketing of Exubera®, announced that its stockholders had approved all resolutions relating to the proposed merger with and into Sanofi. As a consequence of the merger, the agreement by and between Pfizer and Sanofi-Aventis is being challenged and is the subject of litigation. Although we are not a party to this litigation, any disruption or delays to the Exubera® program could adversely affect the ability to market this product if and when it is approved for use, which would materially and adversely impact our business.

If we fail to establish future successful collaborative relationships, then our financial results may suffer and our product development efforts may be delayed or unsuccessful.

We intend to seek future collaborative relationships with pharmaceutical and biotechnology partners to fund some of our research and development expenses and to develop and commercialize potential products. Further, we anticipate that the timing of drug development programs under existing collaborative agreements with our partners will continue to affect our revenues from such agreements. We may not be able to negotiate acceptable collaborative arrangements in the future, and any arrangements we do negotiate may not be successful. If we fail to establish additional collaborative relationships, we will be required to undertake research, development, marketing, and manufacturing of our proposed products at our own expense or discontinue or reduce these activities.

Our increasing investment in the development and commercialization of new products prior to seeking collaborative arrangements may be unsuccessful and adversely impact our operating results, financial condition, and liquidity.

We intend to fund significant development expenses associated with the development and commercialization of new products, including clinical trials, developed through our Proprietary Products Group prior to seeking collaborative relationships with pharmaceutical and biotechnology partners. While we believe this strategy may result in improved economics for any products ultimately developed and approved, it will require us to invest significant funds in developing these products without reimbursement from a collaborative partner. If we are ultimately not able to negotiate acceptable collaborative arrangements with respect to these products, or any arrangements we do negotiate are not successful, we will not receive an adequate return on these investments and our operating results and financial condition would suffer. Even if our development efforts are ultimately acceptable, our increased investment in the development of these products could adversely impact our results of operations and liquidity prior to their commercialization.

We may not be successful in conducting human clinical trials for products developed by our Proprietary Products Group.

Historically, we have engaged in drug development in partnership with larger pharmaceutical and biotechnology companies. Those companies typically have been responsible for designing and conducting human clinical trials and obtaining regulatory approvals. We have begun, and intend in the future, to develop certain drugs, including designing and conducting human clinical trials for such drugs, without the assistance of such pharmaceutical and biotechnology partners. We have limited experience in designing and conducting human clinical trials and obtaining regulatory approvals, and may not be successful in those endeavors.

If our drug delivery technologies are not commercially feasible, then our revenues and results of operations will be impacted negatively.

We are in an early stage of development with respect to most of our products. There is a risk that our technologies will not be commercially feasible. Even if our technologies are commercially feasible, they may not be commercially accepted across a range of large and small molecule drugs. None of the products using our Pulmonary Technology has been approved for use. Although our Advanced PEGylation Technology has been incorporated in seven products, most of the products incorporating this technology are still in clinical trials. Our Supercritical Fluid Technology is primarily in an early stage of feasibility testing. Our potential products require extensive research, development, and preclinical and clinical testing. Our potential products also may involve lengthy regulatory reviews and require regulatory approval before they can be sold. We do not know if, and cannot provide assurance that, any of our potential products will prove to be safe and effective, accomplish the objectives that we or our collaborative partners are seeking through the use of our technologies, meet regulatory standards or continue to meet such standards if already approved. There is a risk that we, or our collaborative partners, may not be able to produce any of our potential products in commercial quantities at acceptable costs, or market them successfully. Failure to achieve commercial feasibility, demonstrate safety, achieve clinical efficacy, obtain regulatory approval for, or successfully market products will negatively impact our revenues and results of operations.

If our research and development efforts are delayed or unsuccessful, then we will experience delay or be unsuccessful in having our products commercialized, and our business will suffer.

Except for products using our Advanced PEGylation Technology that have already been approved by the FDA or other regulatory agencies, our product candidates are still in research and development, including preclinical testing and clinical trials. Preclinical testing and clinical trials are long, expensive, and uncertain processes. It may take us, or our collaborative partners, several years to complete this testing, and failure can occur at any stage in the process. Success in preclinical testing and early clinical trials does not ensure that later clinical trials will be successful. A number of companies in the pharmaceutical and biotechnology industries have suffered significant setbacks in later stage clinical trials, even after promising results in earlier trials.

Any clinical trial may fail to produce results satisfactory to us, our collaborative partners, the FDA, or other regulatory authorities. Preclinical and clinical data can be interpreted in different ways, which could delay, limit, or prevent regulatory approval or commercialization. Negative or inconclusive results or adverse medical events during a clinical trial could cause a clinical trial to be repeated or a program to be terminated. We typically rely on collaborative partners and third-party clinical investigators to conduct clinical trials of our products and, as a result, we may face additional delaying factors outside our control.

We do not know if any of our research and development efforts, including preclinical testing or clinical trials, will adhere to our planned schedules or be completed on a timely basis or at all. Typically, there is a high rate of attrition for product candidates in preclinical and clinical trials.

If our drug delivery technologies do not satisfy certain basic feasibility requirements such as total system efficiency, then our products may not be competitive.

We may not be able to achieve the total system efficiency for products based on our Pulmonary Technology that is needed to be competitive with alternative routes of delivery or formulation technologies. We determine total system efficiency by the amount of drug loss during manufacture, in the delivery system, and in reaching the ultimate site at which the drug exhibits its activity. We would not consider a drug to be a good candidate for development and commercialization using our Pulmonary Technology if drug loss is excessive at any one stage or cumulatively in the manufacturing and delivery process.

Our ability to efficiently attach PEG polymer chains to a drug molecule is the initial screen for determining whether drug formulations using our Advanced PEGylation Technology are commercially feasible. We would not consider a drug formulation to be a good candidate for development and commercialization using our Advanced PEGylation Technology if we could not efficiently attach a PEG polymer chain to such drug to result in an efficacious drug.

For our Supercritical Fluid Technology, solubility characteristics of a drug and the solvents, which may be incorporated in the manufacturing process, provide the initial screen for whether drug formulations using this technology are commercially feasible. We would not consider a drug to be a good candidate for this technology if its solubility characteristics were such that the application of our technology results in very low efficiency in manufacturing of drug powders.

If our drug formulations are not stable, then we will not be able to develop or commercialize products.

We may not be able to identify and produce powdered or other formulations of drugs that retain the physical and chemical properties needed to work effectively with our inhaler devices for deep lung delivery using our Pulmonary Technology, or through other methods of drug delivery using our Advanced PEGylation or Supercritical Fluid Technologies. Formulation stability is the physical and chemical stability of the drug over time and under various storage, shipping, and usage conditions. Formulation stability will vary with each drug formulation and the type and amount of ingredients that are used in the formulation. Since our drug formulation technology is new and largely unproven, we do not know if our drug formulations will retain the needed physical and chemical properties and performance of the drugs. Problems with formulated drug powder stability in particular would negatively impact our ability to develop products based on our Pulmonary Technology or Supercritical Fluid Technology, or obtain regulatory approval for or market such products.

If our drug delivery technologies are not safe, then regulatory approval of our (or our partners) products may not be obtained, or our (or our partners) products may not be developed or marketed of our (or our partners) products may be suspended following commercialization.

We, or our collaborative partners, may not be able to prove that potential products using our drug delivery technologies are safe. Our products require lengthy laboratory, animal and human testing. We cannot be certain that these products, and our technology that developed these products, are safe or will not produce unacceptable adverse side effects. The safety of our formulations will vary with each drug and the ingredients used in our formulation. If any product is found not to be safe, the product will not be approved for marketing or commercialization. In addition, even if a product is approved and commercialized, regulatory authorities could still later suspend or terminate the license to market the product if it is determined that the product does not meet safety or other standards.

If product liability lawsuits are brought against us, we may incur substantial liabilities.

The manufacture, testing, marketing, and sale of medical products entail an inherent risk of product liability. If product liability costs exceed our liability insurance coverage, we may incur substantial liabilities. Whether or not we were ultimately successful in product liability litigation, such litigation would consume substantial amounts of our financial and managerial resources, and might result in adverse publicity, all of which would impair our business. We may not be able to maintain our clinical trial insurance or product liability insurance at an acceptable cost, if at all, and this insurance may not provide adequate coverage against potential claims or losses.

If the products using our Pulmonary Technology do not provide consistent doses of medicine, then we will not be able to develop, and we or our partners will not be able to obtain regulatory approval for and commercialize products.

We may not be able to provide reproducible dosing of stable formulations of drug compounds. Reproducible dosing is the ability to deliver a consistent and predictable amount of drug into the bloodstream over time both for a single patient and across patient groups. Reproducible dosing of drugs based on our Pulmonary Technology requires the development of:

•	an inhalation or other device that consistently delivers predictable amounts of dry powder to the deep lung;

•	accurate unit dose packaging of dry powder; and

•	moisture resistant packaging.

Since our Pulmonary Technology is still in development and is yet to be used in commercialized products, we cannot be certain that we will be able to develop reproducible dosing of any potential product.

If we or our partners do not obtain regulatory approval for our products on a timely basis, then our revenues and results of operations may be affected negatively.

There is a risk that we, or our partners, will not obtain regulatory approval (which in some countries includes pricing approval) for unapproved products on a timely basis, or at all. Unapproved products must undergo rigorous animal and human testing and an extensive FDA mandated or equivalent foreign authorities’ review process. This process generally takes a number of years and requires the expenditure of substantial resources. The time required for completing such testing and obtaining such approvals is uncertain. The FDA and other U.S. and foreign regulatory agencies also have substantial discretion to terminate clinical trials, require additional testing, delay or withhold registration and marketing approval, and mandate product withdrawals including recalls. Even though our partners have obtained regulatory approval for some of our products, these products and our manufacturing processes are subject to continued review by the FDA and other regulatory authorities. Even if we or our partners receive regulatory approval of a product, the approval may limit the indicated uses for which the product may be marketed. In addition, any marketed products and manufacturing facilities used in the manufacture of such products will be subject to continual review and periodic inspections. Later discovery from such review and inspection of previously unknown problems may result in restrictions on marketed products or on us, including withdrawal of such products from the market. The failure to obtain timely regulatory approval of products, any product marketing limitations, or a product withdrawal would negatively impact our revenues and results of operations.

In addition, we may encounter delays or rejections based upon changes in FDA regulations or policies, including policies relating to cGMP, during the period of product development. We or our partners may encounter similar delays in other countries.

If our technologies cannot be integrated successfully to bring products to market, then our or our partners’ ability to develop, obtain approval for, or market products, may be delayed or unsuccessful.

We may not be able to integrate all of the relevant technologies to provide complete drug delivery and formulation systems. In particular, our development of drugs based on our Pulmonary Technology relies upon the following several different but related technologies:

•	dry powder formulations;

•	dry powder processing technology;

•	dry powder packaging technology; and

•	deep lung delivery devices.

Our other technologies may face similar challenges relating to the integration of drug formulation, processing, packaging and delivery device technologies. At the same time we or our partners must:

•	perform laboratory, pre-clinical, and clinical testing of potential products; and

•	scale-up manufacturing processes.

All of these steps must be accomplished without delaying any aspect of product development. Any delay in one component of product or business development could delay our or our partners’ ability to develop, obtain approval for, or market products using our delivery and formulation technologies.

If we are not able to manufacture our products in commercially feasible quantities or at commercially feasible costs, then our products will not be successfully commercialized.

Nektar Advanced PEGylation Technology and Supercritical Fluid Technology

We are currently expanding our Advanced PEGylation Technology manufacturing capacity and anticipate having to add additional Supercritical Fluid Technology manufacturing capacity. If we are not able to scale-up to large clinical trials or commercial manufacturing for products incorporating either of these technologies in a timely manner or at a commercially reasonable cost, we risk not meeting our customers’ supply requirements or our contractual obligations. Our failure to solve any of these problems could delay or prevent late stage clinical testing, regulatory approval for, and commercialization of our products and could negatively impact our revenues and results of operations.

Production problems encountered during the second and third quarters of 2004 resulted in the temporary shutdown of our manufacturing facility with respect to our Advanced PEGylation products. This resulted in a decrease in product revenues and gross margin compared to 2003. Although we believe we have addressed these manufacturing problems, our failure to satisfactorily address these issues or additional production problems may negatively impact our product revenues and results of operations in future periods.

Nektar Pulmonary Technology

The manufacture of products using Nektar Pulmonary Technology involves multiple processes, all of which involve substantial risk.

Powder Processing. We have no experience manufacturing powder products for commercial purposes. With respect to drugs based on our Pulmonary Technology, we have only performed powder processing on the scale needed for testing formulations, and for early stage and larger clinical trials. We may encounter manufacturing and control problems as we attempt to scale-up powder processing facilities. We may not be able to achieve such scale-up in a timely manner or at a commercially reasonable cost, if at all, and the powder processing system we implement may not be applicable for other drugs. Our failure to solve any of these problems could delay or prevent some late stage clinical testing and commercialization of our products and could negatively impact our revenues and results of operations.

To date, we rely primarily on two particular methods of powder processing. There is a risk that these technologies will not work with all drugs or that the cost of drug production with this processing will preclude the commercial viability of certain drugs. Additionally, there is a risk that any alternative powder processing methods we may pursue will not be commercially practical for aerosol drugs or that we will not have, or be able to acquire the rights to use, such alternative methods.

Powder Packaging. Our fine particle powders and small quantity packaging utilized for drugs based on our Pulmonary Technology require special handling. We have designed and qualified automated filling equipment for small and moderate quantity packaging of fine powders. We face significant technical challenges in scaling-up an automated filling system that can handle the small dose and particle sizes of our powders in commercial quantities. There is a risk that we will not be able to scale-up our automated filling equipment in a timely manner or at commercially reasonable costs. Any failure or delay in such scale-up would delay product development or bar commercialization of products based on our Pulmonary Technology and would negatively impact our revenues and results of operations.

There can be no assurance we will be able to manufacture products on our autofiller system in a timely manner or at a commercially reasonable cost; any delay or failure in further developing such technology would delay product development or inhibit commercialization of our products and would have a materially adverse effect on us.

Nektar Pulmonary Inhaler Device. We face many technical challenges in developing our pulmonary inhaler device to work with a broad range of drugs, to produce such devices in sufficient quantities, and to adapt the devices to different powder formulations. Our pulmonary inhaler device being used with Exubera® is still in clinical testing. Additional design and development work may be required to optimize the device for regulatory approval, field reliability, or other issues that may be important to its commercial success.

Additional design and development work may lead to a delay in regulatory approval for any product that incorporates the device. In addition, we are attempting to develop a smaller inhaler device, which presents particular technical challenges. There is a risk that we will not successfully achieve any of these challenges. Our failure to overcome any of these challenges would negatively impact our revenues and results of operations.

For late stage clinical trials and initial commercial production, we intend to use one or more contract manufacturers to produce our pulmonary inhaler devices. There is a risk that we will not be able to maintain arrangements with our contract manufacturers on commercially acceptable terms or at all, or effectively scale-up production of our pulmonary inhaler devices through contract manufacturers. Our failure to do so would negatively impact our revenues and results of operations. Dependence on third parties for the manufacture of our pulmonary inhaler devices and their supply chain may adversely affect our cost of goods and ability to develop and commercialize products on a timely or competitive basis. Because our manufacturing processes and those of our contract manufacturers are very complex and subject to lengthy governmental approval processes, alternative qualified production sources or capacity may not be available on a timely basis or at all. Disruptions or delays in our manufacturing processes or those of our contract manufacturers for existing or new products could result in increased costs, loss of revenues or market share, or damage to our reputation.

In August 2000, we entered into a Manufacturing and Supply Agreement with our contract manufacturers to provide for the manufacturing of our pulmonary inhaler device for Exubera®. Under the terms of the Agreement, we may be obligated to reimburse the contract manufacturers for the actual unamortized and unrecovered portion of any equipment procured or facilities established and the interest accrued for their capital overlay in the event that Exubera® does not gain FDA approval to the extent that the contract manufacturers cannot re-deploy the assets. While such payments may be significant, at the present time, it is not possible to estimate the loss that will occur should Exubera® not be approved. We have also agreed to defend, indemnify, and hold harmless the contract manufacturers from and against third party liability arising out of the agreement, including product liability and infringement of intellectual property. There is no limitation on the potential amount of future payments we could be required to make under these indemnification obligations. If any of our indemnification obligations is triggered, we may incur substantial liabilities.

There is no assurance that devices designed by us and built by contract manufacturers will be approved or will meet approval requirements on a timely basis or at all, or that any of our device development will be successful or commercially viable.

If Pfizer is not able to fill the bulk drug powders for Exubera® in commercially feasible quantities, then Exubera® will not be successfully commercialized and would negatively impact our revenues and results of operations.

We have developed a high capacity automated filling technology, which when validated, we believe will be capable of filling blisters on a production scale for moderate and large volume products using our Pulmonary

Technology. The high capacity automated filling technology has been transferred to Pfizer who will have the responsibility of packaging and filling the bulk drug powders for Exubera®. There are significant technical challenges in scaling-up an automated filling system that can handle the small dose and particle sizes of our powders in commercial quantities. In addition, there is the additional risk that Pfizer has no backup manufacturing facility for this process. Any failure or delay in the manufacturing facility or process would delay product development or bar commercialization of Exubera® and would negatively impact our revenues and results of operations.

If we are not able to manufacture our dry powder inhaler device in commercially feasible quantities or at commercially feasible costs, then our Pulmonary Technology products may not be successfully commercialized.

In addition to our inhaler device being used with Exubera®, we are developing a breath actuated compact dry powder inhaler device (“DPI”). We are developing the DPI device to be appropriate for the delivery of either large or small molecules for short-term use. We face many unique technical challenges in developing the DPI device to work with a broad range of drugs, producing the DPI device in sufficient quantities, and adapting the DPI device to different powder formulations. Our DPI device is still in clinical testing and production scale-up work is ongoing. Further design and development will be required to obtain regulatory approval for the DPI device, enable commercial manufacturing, insure field reliability, or manage other issues that may be important to its commercial success. Such additional design and development work may lead to a delay in efforts to obtain regulatory approval for any product that incorporates the DPI device, or could delay the timeframe within which the device could be ready for commercial launch. There is a risk that we will not successfully achieve any of these challenges. Our failure to overcome any of these challenges would negatively impact our revenues and results of operations.

We depend on sole or exclusive suppliers for our pulmonary inhaler devices, bulk active pharmaceutical ingredients and PEG polymer chains and if such suppliers fail to supply when required, then our product development efforts may be delayed or unsuccessful and our commercial supply obligations may be compromised.

We agreed to subcontract the manufacture of our pulmonary inhaler devices used with Exubera® before commercial production. We have identified contract manufacturers that we believe have the technical capabilities and production capacity to manufacture such device and which can meet the requirements of cGMP. We are not certain that we will be able to maintain satisfactory contract manufacturing on commercially acceptable terms, if at all. Our failure to maintain ongoing commercial relationships with our existing contract manufacturers may subject us to significant reimbursement obligations upon termination of such relationships. Our dependence on third parties for the manufacture of our pulmonary inhaler devices may negatively impact our cost of goods and our ability to develop and commercialize products based on our Pulmonary Technology on a timely and competitive basis.

For the most part, we obtain the bulk active pharmaceutical ingredients we use to manufacture products using our technologies from sole or exclusive sources of supply. For example, with respect to our source of bulk insulin, we have entered into a collaborative agreement with Pfizer that has, in turn, entered into an agreement with Sanofi-Aventis to manufacture regular human insulin. Under the terms of their agreement, Pfizer and Sanofi-Aventis agreed to construct a jointly owned manufacturing plant in Frankfurt, Germany. Until needed, Pfizer will provide us with insulin from Sanofi-Aventis’s existing plant. We obtain our supply of PEG polymer chains that we use in our products that incorporate our Advanced PEGylation Technology from a single supplier. If our sole or exclusive source suppliers fail to provide either active pharmaceutical ingredients or PEGylation materials in sufficient quantities when required, our revenues and results of operations may be negatively impacted.

If the market does not accept products using our drug delivery technologies, then our revenues and results of operations will be adversely affected.

The commercial success of our potential products depends upon market acceptance by health care providers, third-party payors like health insurance companies and Medicare and patients. Our products under development use new drug delivery technologies and there is a risk that the market will not accept our potential products. Market acceptance will depend on many factors, including:

•	the safety and efficacy of products demonstrated in clinical trials;

•	favorable regulatory approval and product labeling;

•	the frequency of product use;

•	the ease of product use;

•	the availability of third-party reimbursement;

•	the availability of alternative technologies; and

•	the price of our products relative to alternative technologies.

There is a risk that health care providers, patients, or third-party payors will not accept products using our drug delivery and formulation technologies. If the market does not accept our potential products, our revenues and results of operations would be significantly and negatively impacted.

If our products are not cost effective, then government and private insurance plans may not pay for them and our products may not be widely accepted, which will adversely affect our revenues and results of operations.

In both domestic and foreign markets, sales of our products under development will depend in part upon pricing approvals by government authorities and the availability of reimbursement from third-party payors, such as government health administration authorities, managed care providers, private health insurers and other organizations. In addition, such third-party payors are increasingly challenging the price and cost effectiveness of medical products and services. Significant uncertainty exists as to the pricing approvals for, and the reimbursement status of, newly approved health care products. Moreover, legislation and regulations affecting the pricing of pharmaceuticals may change before regulatory agencies approve our proposed products for marketing. Adoption of such legislation and regulations could further limit pricing approvals for, and reimbursement of, medical products. A government or third-party payor decision not to approve pricing for, or provide adequate coverage and reimbursements of, our products would limit market acceptance of such products.

If our competitors develop and sell better drug delivery and formulation technologies, then our products or technologies may be uncompetitive or obsolete and our revenues and results of operations will be adversely affected.

We are aware of other companies engaged in developing and commercializing drug delivery and formulation technologies similar to our technologies. Some of our competitors with regard to our Pulmonary Technology include Alexza MDC, Alkermes, Inc., Aradigm Corporation, 3M, MannKind Corporation, Microdose Technologies Inc., Quadrant Technologies Limited, Skyepharma, and Vectura. In the non-invasive delivery of insulin, we have direct competition from companies such as Aradigm Corporation, Alkermes, Inc., Microdose Technologies Inc., Quadrant Technologies Limited, and MannKind Corporation, all of which are working on pulmonary products and most with announced pharmaceutical partners. Our competitors with regard to our Advanced PEGylation Technology include Dow Chemical Company, SunBio Corporation, Mountain View Pharmaceuticals, Inc., Neose, NOF Corporation, and Valentis, Inc., and there may be several chemical, biotechnology, and pharmaceutical companies also developing PEGylation technologies. Some of our competitors with regard to our Supercritical Fluid Technology include Alkermes, Battelle Memorial Institute, Ethypharm SA, Ferro Corp., Lavipharm SA, and RxKinetics. Some of these companies license or provide the technology to other companies, while others are developing the technology for internal use. Many of these companies have greater research and development capabilities, experience, manufacturing, marketing, financial and managerial resources than we do and represent significant competition for us. Acquisitions of or collaborations with competing drug delivery companies by large pharmaceutical or biotechnology companies could enhance our competitors’ financial, marketing and other resources. Accordingly, our competitors may succeed in developing competing technologies, obtaining regulatory approval for products or gaining market acceptance before us. Developments by others could make our products or technologies uncompetitive or obsolete. Our competitors may introduce products or processes competitive with or superior to our products or processes.

If any of our pending patent applications do not issue or following issuance are deemed invalid or if any of our patents are deemed invalid, we may lose valuable intellectual property protection. If any of our products infringe third-party intellectual property rights, we may suffer adverse effects to our ability to develop and commercialize products and to our revenues and results from operations.

We have filed patents applications (and we plan to file additional patent applications) covering, among other things, aspects of: (i) our Pulmonary Technology (in general and as it relates to specific molecules) including, without limitation, our powder processing technology, our powder formulation technology, and our inhalation device technology; (ii) our Advanced PEGylation Technology; and (iii) our Supercritical Fluid Technology. As of September 30, 2005, we owned 964 issued U.S. and foreign patents that cover various aspects of our technologies, and we have a number of patent applications pending.

The patent positions of pharmaceutical, biotechnology and drug delivery companies, including ours, are uncertain and involve complex legal and factual issues. There can be no assurance that patents we apply for will be issued, or that patents that are issued will be valid and enforceable. Even if such patents are enforceable, we anticipate that any attempt to enforce our patents could be time consuming and costly. Additionally, the coverage claimed in a patent application can be significantly reduced before the patent is issued. As a consequence, we do not know whether any of our pending patent applications will be granted with broad coverage or whether the claims that eventually issue or that have issued will be circumvented. Since publication of discoveries in scientific or patent literature often lag behind actual discoveries, we cannot be certain that we were the first inventor of inventions covered by our issued patents or pending patent applications or that we were the first to file patent applications for such inventions. Moreover, we may have to participate in interference proceedings declared by the U.S. Patent and Trademark Office, which could result in substantial cost to us, even if the eventual outcome is favorable. An adverse outcome could subject us to significant liabilities to third parties, require disputed rights to be licensed from or to third parties or require us to cease using the technology in dispute.

Numerous pending and issued U.S. and foreign patent rights and other proprietary rights owned by third parties relate to pharmaceutical compositions and reagents, medical devices, and equipment and methods for preparation, packaging, and delivery of pharmaceutical compositions. We cannot predict with any certainty which, if any, patent references will be considered relevant to our technology by authorities in the various jurisdictions where such rights exist, nor can we predict with certainty which, if any, of these rights will or may be asserted against us by third parties. There can be no assurance that we can obtain a license to any technology that we determine we need on reasonable terms, if at all, or that we could develop or otherwise obtain alternate technology. The failure to obtain licenses if needed would have a material adverse effect on us.

We also rely upon trade secret protection for our confidential and proprietary information. No assurance can be given that others will not independently develop substantially equivalent proprietary information and techniques or otherwise gain access to our trade secrets or disclose such technology, or that we can meaningfully protect our trade secrets.

Third parties from time to time have asserted or may assert that we are infringing their proprietary rights based upon issued patents, trade secrets or know-how that they believe cover our technology. In addition, future patents may be issued to third parties that our technology may infringe. We could incur substantial costs in defending ourselves and our partners against any such claims. Furthermore, parties making such claims may be able to obtain injunctive or other equitable relief, which could effectively block our ability to develop or commercialize some or all of our products in the United States and abroad, and could result in the award of substantial damages. In the event of a claim of infringement, we and our partners may be required to obtain one or more licenses from third parties. There can be no assurance that our partners and we will be able to obtain such licenses at a reasonable cost, if at all. Defense of any lawsuit or failure to obtain any such required license could have a material adverse effect on us.

Access, or our partners’ access, to drugs to be formulated using our various delivery technologies affects our ability to develop and commercialize our technologies. For our collaborative arrangements, we intend generally to rely on the ability of our partners to provide access to drugs that we formulate for pulmonary and other forms of delivery. There is a risk that our partners will not be able to provide access to such drugs. This situation is complex, and as such, the ability of any one company, including us, to commercialize a particular drug is unpredictable.

In addition, formulations of drugs that are presently under development by us, as well as our drug formulation and delivery technologies, may be subject to issued U.S. and foreign patents (and may be subject in the future to patents that issue from pending patent applications) owned by competitors. Therefore, even if our partners provide access to drugs for the formulation of pulmonary and other forms of delivery, there is a risk that third parties will accuse, and possibly a court or a governmental agency will determine, that we and/or our partners infringe third party patent rights covering such drugs and/or the formulation or delivery technologies utilizing such drugs, and we will be prohibited from working with the drug or formulation or delivery technology, or we will be found liable for damages that may not be subject to indemnification, or we may elect to pay such third party royalties under a license to such patent rights if one is available. Any such restrictions on access to drugs, liability for damages, prohibition, or payment of royalties would negatively impact our revenues and results of operations.

We may incur material litigation costs, which may adversely affect our business and results of operations.

On July 12, 2005, a complaint was filed by The Board of Trustees of the University of Alabama (“UAH”) against Nektar Therapeutics AL, Corporation, and Nektar Therapeutics (“Company”) in the United States District Court for the Northern District of Alabama. The complaint alleges patent infringement, breach of a contract royalty obligation, violation of the Alabama Trade Secrets Act, and unjust enrichment. On August 3, 2005, UAH amended its complaint to add J. Milton Harris, a Nektar employee, as a party to the litigation, add certain additional claims, seek declaratory judgment on patents assigned to the Company, and seek compensatory, treble and punitive damages, all in unspecified amounts. On December 13, 2005, UAH filed its second amended complaint expanding its previously asserted claims that the Company and Harris had infringed patents of UAH, misappropriated and taken intellectual property rightfully belonging to UAH, concealed intellectual property from UAH that was rightfully the property of UAH, and converted these discoveries for their own profit notwithstanding that the Company and Harris were fully aware that the inventions rightfully belonged to UAH. UAH further claimed fraudulent concealment, conversion, detinue, misrepresentation, conspiracy, and, as against Harris, breach of express and implied contract and breach of an assignment of application. UAH is seeking equitable relief including declaratory judgment, the imposition of a constructive trust, specific performance, injunction, accounting and other relief on the theory that UAH should be the record holder of certain patent’s assigned to the Company. We have filed and continue to assert a counterclaim against UAH seeking full refund of all royalty payments erroneously paid to UAH under the patent at issue in the original complaint. The litigation is at too early a stage to make an assessment about the probability of the outcome in the case. We intend to vigorously defend ourselves in this litigation, however, there can be no assurances that we will be successful in such defense.

From time to time, we are party to various other litigation matters, including several that relate to our patent and intellectual property rights. We cannot predict with certainty the eventual outcome of any pending litigation or potential future litigation, and we might have to incur substantial expense in defending these or future lawsuits or indemnifying third parties with respect to the results of such litigation.

If earthquakes, tornadoes, hurricanes and other catastrophic events strike, our business may be negatively affected.

Our corporate headquarters, including a substantial portion of our research and development operations, are located in the San Francisco Peninsula, a region known for seismic activity. A significant natural disaster such as an earthquake could have a material adverse impact on our business, operating results, and financial condition. There are no backup facilities for some of our manufacturing operations located in the San Francisco Peninsula. Certain of our other facilities, such as our facility in Huntsville, Alabama and certain of our collaborative partners located elsewhere may also be subject to catastrophic events such as hurricanes and tornadoes, any of which could have a material adverse effect on our business, operating results, and financial condition.

Investors should be aware of industry-wide risks, which are applicable to us and may affect our revenues and results of operations.

In addition to the risks associated specifically with us described above, investors should also be aware of general risks associated with drug development and the pharmaceutical and biotechnology industries. These include, but are not limited to:

•	changes in and compliance with government regulations;

•	handling and disposal of hazardous materials;

•	workplace health and safety requirements;

•	hiring and retaining qualified people; and

•	insuring against product liability claims.

If we do not generate sufficient cash flow through increased revenues or raising additional capital, then we may not be able to meet our substantial debt obligations.

As of September 30, 2005, we had approximately $417.7 million in long-term convertible subordinated notes and debentures, $20.4 million in non-current capital lease obligations, and $11.4 million in other long-term debt. Our substantial long-term indebtedness, which totaled $449.5 million as of September 30, 2005, has and will continue to impact us by:

•	making it more difficult to obtain additional financing; and

•	constraining our ability to react quickly in an unfavorable economic climate.

Currently we are not generating positive cash flow. Delay in the approval of Exubera®, or other adverse occurrences related to our product development efforts will adversely impact our ability to meet our obligations to repay the principal amounts on our convertible subordinated notes and debentures when due. In addition, if the market price of our common stock is below the related conversion price, the holders of the related outstanding convertible subordinated notes and debentures will not likely convert such securities to equity in accordance with their existing terms. If we are unable to satisfy our debt service requirements, substantial liquidity problems could result. As of September 30, 2005 we had cash, cash equivalents, and short-term investments valued at approximately $620.3 million. We expect to use a substantial portion of these assets to fund our on-going operations over the next few years. As of September 30, 2005, we had approximately $417.7 million outstanding convertible subordinated notes and debentures, of which $102.7 million and $315.0 million will mature in 2007 and 2012 respectively. If we do not generate sufficient cash from operations to repay our convertible subordinated notes and debentures or satisfy any other of these obligations when they become due, we will need to raise additional funds from the sale of equity or debt securities or otherwise restructure our obligations in order to do so. There can be no assurance that any such financing or restructuring will be available to us on commercially acceptable terms, if at all.

If we cannot raise additional capital our financial condition may suffer.

Our capital needs may change as a result of numerous factors, and may result in additional funding requirements. In addition, we may choose to raise additional capital due to market conditions or strategic considerations. To the extent that additional capital is raised through the sale of equity or convertible debt securities, the issuance of such securities could result in dilution to our stockholders.

We have no material credit facility or other material committed sources of capital. To the extent operating and capital resources are insufficient to meet future requirements, we will have to raise additional funds to continue the development and commercialization of our technologies and products. Such funds may not be available on favorable terms, or at all. In particular, our substantial leverage may limit our ability to obtain additional financing. In addition, as an early stage biotechnology company, we do not qualify to issue investment grade debt and therefore any financing we do undertake will likely involve the issuance of equity, convertible debt instruments, and/or high-yield debt. These sources of capital may not be available to us in the event we require additional financing. If adequate funds are not available on reasonable terms, we may be required to curtail operations significantly or obtain funds by entering into financing, supply or collaboration agreements on unattractive terms. Our inability to raise capital could negatively impact our business.

If we fail to manage our growth effectively, our business may suffer.

Our ability to offer commercially viable products, achieve our expansion objectives, manage our growth effectively and satisfy our commitments under our collaboration agreements depends on a variety of factors, all of which must be successfully managed. Key factors include our ability to develop products internally, enter into strategic partnerships with collaborators, attract and retain skilled employees and effectively expand our internal organization to accommodate anticipated growth including integration of any potential businesses that we may acquire. If we are unable to manage some or all of these factors effectively, our business could grow too slowly or too quickly to be successfully sustained, thereby resulting in material adverse effects on our business, financial condition and results of operations.

If we acquire additional companies, products, or technologies, we may not be able to effectively integrate personnel and operations and such failure may disrupt our business and results of operations.

We have acquired companies, products, and/or technologies in the past, and may continue to acquire or make investments in complementary companies, products, or technologies in the future. We may not receive the anticipated benefits of these acquisitions or investments. We may face risks relating to difficult integrations of personnel, technology and operations, uncertainty whether any integration will be successful and whether earnings will be negatively affected, and potential distractions to our management with respect to these acquisitions. In addition, our earnings may suffer because of acquisition-related costs.

We expect to continue to lose money for the next few years and may not reach profitability if our products do not generate sufficient revenue.

We have never had a profitable year and, through September 30, 2005, we have an accumulated deficit of approximately $794.0 million. We expect to continue to incur substantial and potentially increasing losses over at least the next few years as we expand our research and development efforts, testing activities and manufacturing operations, and as we further expand our late stage clinical and early commercial production facilities. Most of our potential products are in the early stages of development. Except for the approved products incorporating our Advanced PEGylation Technology, we have generated no revenues from product sales. Our revenues to date have consisted primarily of payments under short-term research and feasibility agreements and development contracts.

To achieve and sustain profitable operations, we must, alone or with others, successfully develop, obtain regulatory approval for, manufacture, introduce, market and sell products using our drug delivery technologies. There is risk that we will not generate sufficient product or contract research revenue to become profitable or to sustain profitability.

Anti-takeover provisions in our charter documents and under Delaware law may make it more difficult to acquire us.

Provisions of our certificate of incorporation and bylaws, as well as provisions of Delaware law, could make it more difficult for a third party to acquire us. These anti-takeover provisions include:

•	establishment of a classified board of directors such that not all members of the board may be elected at one time;
•	lack of a provision for cumulative voting in the election of directors, which would otherwise allow less than a majority of stockholders to elect director candidates;

•	the ability of our board to authorize the issuance of “blank check” preferred stock to increase the number of outstanding shares and thwart a takeover attempt;

•	prohibition on stockholder action by written consent, thereby requiring all stockholder actions to be taken at a meeting of stockholders;

•	establishment of advance notice requirements for nominations for election to the board of directors or for proposing matters that can be acted upon by stockholders at stockholder meetings; and

•	limitations on who may call a special meeting of stockholders.

Further, we have in place a preferred share purchase rights plan, commonly known as a “poison pill.” The provisions described above, our “poison pill” and provisions of Delaware law relating to business combinations with interested stockholders may discourage, delay, or prevent a third party from acquiring us. These provisions may also discourage, delay or prevent a third party from acquiring a large portion of our securities, or initiating a tender offer or proxy contest, even if our stockholders might receive a premium for their shares in the acquisition over the then current market prices.

New and potential new accounting pronouncements may impact our future financial position and results of operations.

There may be potential new accounting pronouncements or regulatory rulings, which may have an impact on our future financial position and results of operations. For example, in December 2004, the FASB issued an amendment to SFAS No. 123, Accounting For Stock-Based Compensation (“FAS 123R”). We will be required to implement FAS 123R beginning January 1, 2006. The cumulative effect of adoption, if any, applied on a modified prospective basis, would be measured and recognized on January 1, 2006. SFAS No. 123R would eliminate the ability to account for share-based compensation transactions using Accounting Principles Board Opinion No. 25 (“APB 25”), and would instead require companies to recognize compensation expense using a fair-value based method for costs related to share-based payments including stock options and employee stock purchase plans. The adoption of SFAS No. 123R will materially and adversely impact our financial position and results of operations.

Our business is subject to changing regulation of corporate governance and public disclosure that has increased both our costs and the risk of noncompliance.

We are subject to rules and regulations of federal, state, and financial market exchange entities charged with the protection of investors and the oversight of companies whose securities are publicly traded. These entities, including the Public Company Accounting Oversight Board, the SEC and NASDAQ, have recently issued new requirements and regulations and continue to develop additional regulations and requirements in response to recent laws enacted by Congress, most notably The Sarbanes-Oxley Act of 2002 (“SOX”). Our efforts to comply with these new regulations have resulted in, and are likely to continue to result in, increased general and administrative expenses and a diversion of management time and attention to SOX compliance activities.

In particular, our efforts to comply with Section 404 of SOX and the related regulations regarding our required assessment of our internal controls over financial reporting and our external auditors’ audit of that assessment has required, and continues to require, the commitment of significant financial and managerial resources. Our management has determined, as of the year ended December 31, 2004, that we had a material weakness in our internal control over financial reporting and that our disclosure controls and procedures were not effective. Efforts to remedy these deficiencies has required significant additional financial and managerial resources. In addition, such deficiencies may result in a loss of investor confidence and may adversely affect the price of our common stock. Although progress has been made and certain corrective actions have been implemented to our internal controls over financial reporting, we have not yet determined whether the identified material weakness in internal control over financial reporting will be resolved by the end of this fiscal year. In addition we are searching for additional finance staff, including a Chief Financial Officer. This effort may be time-consuming, expensive, and ultimately not successful.

Moreover, because these laws, regulations, and standards are subject to varying interpretations, their application in practice may evolve over time as new guidance becomes available. This evolution may result in continuing uncertainty regarding compliance matters and additional costs necessitated by ongoing revisions to our disclosure and governance practices. The continuing uncertainty that we will meet or continue to meet the requirements of these laws, regulations, and standards, may negatively impact our business operations and financial position.

Risks Relating to the Notes and Our Common Stock

We expect our stock price to remain volatile.

Our stock price is volatile. In the twelve-month period ending December 20, 2005, based on closing bid prices on the Nasdaq National Market, our stock price ranged from $13.32 to $21.52. We expect our stock price to remain volatile. A variety of factors may have a significant effect on the market price of our common stock, including:

•	clinical trial results or product development delays or delays in product approval or launch;

•	announcements by collaboration partners as to their plan or expectations related to products using our technologies;

•	announcement or termination of collaborative relationships by us or our competitors;

•	fluctuations in our operating results;

•	developments in patent or other proprietary rights;

•	announcements of technological innovations or new therapeutic products;

•	governmental regulation;

•	public concern as to the safety of drug formulations developed by us or others; and

•	general market conditions.

Any litigation brought against us as a result of this volatility could result in substantial costs and a diversion of our management’s attention and resources, which could negatively impact our financial condition, revenues, results of operations, and the price of our common stock. Because the notes are convertible into shares of our common stock, volatility or depressed prices for our common stock could have a similar effect on the trading price of the notes. Holders who receive shares of common stock on conversion of the notes also will be subject to the risk of volatility and depressed prices.

The notes are subordinated to any of our existing and future senior debt.

The notes are contractually subordinated in the right of payment to our existing and future senior debt. As of September 30, 2005, we had approximately $33.2 million of senior debt outstanding. The indenture does not limit the creation of additional senior debt (or any other indebtedness). Any significant additional senior debt incurred may materially adversely impact our ability to service our debt, including the notes. Due to the subordination provisions, in the event of our insolvency, funds which we would otherwise use to pay the holders of the notes will be used to pay the holders of senior debt to the extent necessary to pay the senior debt in full. As a result of these payments, our general creditors may recover less, ratably, than the holders of our senior debt and such general creditors may recover more, ratably, than the holders of our notes or our other subordinated indebtedness. In addition, the holders of our senior debt may, under certain circumstances, restrict or prohibit us from making payments on the notes.

The notes are effectively subordinated to the liabilities of our subsidiaries.

The notes are effectively subordinated to all existing and future liabilities of our subsidiaries. These liabilities may include indebtedness, trade payables, guarantees, lease obligations and letter of credit obligations. Therefore, our rights and the rights of our creditors, including the holders of the notes, to participate in the assets of any subsidiary upon that subsidiary’s liquidation or reorganization will be subject to the prior claims of the subsidiary’s creditors, except to the extent that we may ourselves be a creditor with recognized claims against the subsidiary. However, even if we are a creditor of one of our subsidiaries, our claims would still be effectively subordinated to any security interests in, or mortgages or other liens on, the assets of that subsidiary and would be subordinate to any indebtedness of the subsidiary senior to that held by us. As of September 30, 2005, our subsidiaries had no indebtedness outstanding (other than intercompany indebtedness and liabilities).

Our indebtedness and debt service obligations has increased as a result of the issuance of the notes, which may adversely affect our cash flow, cash position and stock price.

As a result of the sale and issuance of $315,000,000 principal amount of the notes in September 2005, we increased our total debt and debt service obligations. If we issue other debt securities in the future, our debt service obligations will increase further.

We intend to fulfill our debt service obligations from our existing cash. In the future, if we are unable to generate cash or raise additional cash through financings sufficient to meet these obligations and need to use existing cash in order to fund these obligations, we may have to delay or curtail research, development and commercialization programs.

Our indebtedness could have significant additional negative consequences, including, without limitation:

•	requiring the dedication of a portion of our expected cash flow to service our indebtedness, thereby reducing the amount of our expected cash flow available for other purposes, including funding our research and development programs and other capital expenditures;

•	increasing our vulnerability to general adverse economic conditions;

•	limiting our ability to obtain additional financing; and

•	placing us at a possible competitive disadvantage to less leveraged competitors and competitors that have better access to capital resources.

We are not required by the indenture governing the notes to comply with financial covenants.

The indenture governing the notes does not contain any financial covenants. Consequently, we are not required under the indenture governing the notes to meet any financial tests, such as those that measure our working capital, interest coverage, fixed charge coverage or net worth, in order to maintain compliance with the terms of the indenture governing the notes.

Our ability to repurchase the notes, if required, may be limited.

If a fundamental change occurs, holders of the notes will have the right to require us to repurchase some or all of the holder’s notes as described under “Description of the Notes—Fundamental Change Permits Purchase of Notes By Us at the Option of the Holder.” We currently do not have sufficient financial resources and may not be able to arrange financing to pay the repurchase price of the notes if they were required to be repurchased by us. Our ability to repurchase the notes in such event may be limited by law, the indenture, by the terms of other agreements relating to our senior debt and as such indebtedness and agreements may be entered into, replaced, supplemented or amended from time to time. Failure by us to purchase the notes when required will result in an event of default with respect to the notes.

Because the right to require repurchase of the notes is limited, the market price of the notes may decline if we enter into a transaction that is not a fundamental change under the indenture.

The term “fundamental change” is limited and may not include every event that might cause the market price of the notes to decline. Our obligation to repurchase the notes upon a fundamental change may not preserve the value of the notes in the event of a highly leveraged transaction, reorganization, merger or similar transaction. See “Description of the Notes—Fundamental Change Permits Purchase of Notes By Us at the Option of the Holder.”

The conversion rate of the notes may not be adjusted for all dilutive events, including events that may affect the trading price of the notes or the common stock.

The conversion rate of the notes is subject to adjustment for certain events, including, but not limited to, the issuance of stock dividends on our common stock, the issuance of certain rights or warrants, subdivisions or combinations of our common stock, distributions of capital stock, indebtedness or assets, certain cash dividends and certain tender or exchange offers as described under “Description of the Notes—Conversion Rights.” The conversion rate will not be adjusted for other events, such as an issuance of common stock for cash, that may adversely affect the trading price of the notes or the common stock. There can be no assurance that an event that adversely affects the value of the notes, but does not result in an adjustment to the conversion rate, will not occur.

The make-whole amount payable on notes converted in connection with certain fundamental changes may not adequately compensate the holder of the notes for the lost option time value of such holder’s notes as a result of such transaction.

If any transaction that constitutes a fundamental change occurs, we will increase, to the extent and for the time period described herein, the conversion rate by a number of additional shares for any conversions of notes in connection with such transaction. The number of additional shares will be determined based on the date on which the fundamental change becomes effective and the price paid per share of our common stock in the transaction constituting the fundamental change, as described below under “Description of the Notes—Make-Whole Premium Upon a Fundamental Change.” While the number of additional shares is designed to compensate the holder of the notes for the lost option time value of the holder’s notes as a result of such transaction, the make-whole amount is only an approximation of such lost value and may not adequately compensate the holder of the notes for such loss. In addition, if the stock price of our common stock on the effective date of the fundamental change is less than $16.24 or greater than $100.00, the conversion rate will not be increased. Our obligation to deliver the additional shares upon a fundamental change could be considered a penalty, in which case the enforceability thereof would be subject to general principles of reasonableness of equitable remedies.

The trading prices for the notes will be directly affected by the trading prices of our common stock and interest rates.

The trading prices of the notes in the secondary market is directly affected by the trading prices of our common stock, the general level of interest rates and our credit quality. It is impossible to predict whether the price of our common stock or interest rates will rise or fall. Trading prices of our common stock will be influenced by our operating results and prospects and by economic, financial and other factors. In addition, general market conditions, including the level of, and fluctuations in, the trading prices of stocks generally, and sales of substantial amounts of common stock by us in the market, or the perception that such sales could occur, could affect the price of our common stock. Fluctuations in interest rates may give rise to arbitrage opportunities based upon changes in the relative value of our common stock and could effect the trading price of the notes. Any other arbitrage could, in turn, affect the trading prices of the notes.

Absence of market for the notes.

We issued the notes in September 2005 in a private offering to “qualified institutional buyers,” as defined in Rule 144A under the Securities Act of 1933. The offering was made directly to the holders. There is no trading market for the notes. Accordingly, there can be no assurance that any market for the notes will develop or, if one does develop, that it will be maintained. If an active market for the notes fails to develop or be sustained, the value of the notes could be materially adversely affected. There is no public market for the notes, and we do not intend to apply for listing of the notes on any securities exchange or for quotation of the notes through any automated quotation system.

A holder of notes will not be entitled to any rights with respect to our common stock, but such holder will be subject to all changes made with respect to our common stock.

A holder of notes will not be entitled to any rights with respect to our common stock (including, without limitation, voting rights and rights to receive any dividends or other distributions on our common stock), but such holder will be subject to all changes affecting the common stock. The holder of notes will only be entitled to rights on the common stock if and when we deliver shares of common stock to such holder in exchange for such holder’s notes and in limited cases under the anti-dilution adjustments of the notes. For example, in the event that an amendment is proposed to our certificate of incorporation or by-laws requiring stockholder approval and the record date for determining the stockholders of record entitled to vote on the amendment occurs prior to delivery of the common stock, the holder of notes will not be entitled to vote on the amendment, although such holder will nevertheless be subject to any changes in the powers, preferences or special rights of our common stock.

Future sales of our common stock in the public market could adversely affect the trading price of our common stock and the value of the notes and our ability to raise additional capital.

Future sales of substantial amounts of our common stock in the public market, or the perception that such sales could occur, could adversely affect prevailing trading prices of our common stock and the value of the notes and could impair our ability to raise capital through future offerings of equity or equity related securities.

As of September 30, 2005, we had 87,607,859 shares of common stock outstanding, excluding:

•	13,520,201 shares of common stock reserved for issuance upon exercise of options outstanding under our stock option plans;

•	36,000 shares of our common stock reserved for issuance upon exercise of outstanding warrants;

•	17,920,560 shares of common stock reserved for issuance upon conversion of our outstanding convertible subordinated notes as well as our outstanding convertible preferred stock; and

•	3,222,295 additional shares reserved for future issuance under our stock option plans, stock purchase plans and retirement plans.

We cannot predict the effect, if any, that future sales of shares of common stock, or the availability of shares of common stock for future sale, will have on the trading price of our common stock or the value of the notes prevailing from time to time. Sales of substantial amounts of common stock or the perception that such sales could occur, may adversely affect prevailing market prices for our common stock and the value of the notes. The notes are convertible at the option of the holders into shares of our common stock. Pursuant to a registration rights agreement entered into in connection with this offering, we have registered the notes and the shares of common stock issuable upon conversion of the notes pursuant to a registration statement filed with the SEC of which this prospectus is a part. Accordingly, the common stock issued upon conversion of the notes will be freely tradable in the public markets without restriction. The conversion of notes into common stock could result in the issuance of a substantial number of shares and substantial dilution to our stockholders.

RATIO OF EARNINGS TO FIXED CHARGES

Our earnings were insufficient to cover fixed charges in each of the years in the five-year period ended December 31, 2004 and in the nine-month period ended September 30, 2005. Earnings consist of loss from continuing operations before income taxes, extraordinary items, cumulative effect of accounting changes, equity in net losses of affiliates and fixed charges, adjusted for capitalized interest. Fixed charges consist of interest expensed and capitalized and amortized premiums, discounts and capitalized expenses related to indebtedness. The extent to which earnings were insufficient to cover fixed charges is as follows:

	Year Ended December 31,					Nine Months Ended September 30, 2005
	2004	2003	2002	2001	2000
	(in thousands)
Deficiency of earnings available to cover fixed charges	$(101.886)	$(65,721)	$(107,468)	$(251,238)	$(97,403)	$(76,872)

Ratio of earnings to fixed charges	N/A	N/A	N/A	N/A	N/A	N/A

FORWARD-LOOKING STATEMENTS

This prospectus and the documents that we have filed with the Securities and Exchange Commission that are included or incorporated or deemed to be incorporated by reference in this prospectus include “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934. You can identify these statements by the fact that they do not relate strictly to historical or current facts. Such statements may include words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe” and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. In particular, these statements include, among other things, statements relating to:

•	our business strategy, including our acquisition strategy;

•	proposed new products or services;

•	the development of our products;

•	the establishment and development of collaborative partnerships;

•	our ability to identify new potential products;

•	our ability to achieve commercial acceptance of our products;

•	our ability to scale-up our manufacturing capabilities and facilities;

•	our projected capital expenditures;

•	our liquidity;

•	plans and objectives of management for future operations;

•	future economic conditions or performances; and

•	any assumptions underlying the foregoing.

Any or all of our forward-looking statements in this prospectus and in the documents incorporated or deemed to be incorporated by reference in this prospectus may turn out to be wrong. They can be affected by inaccurate assumptions we might make or by known or unknown risks and uncertainties. Many factors mentioned in our discussion in this prospectus will be important in determining future results. Consequently, no forward-looking statement can be guaranteed. Actual future results may vary materially.

We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. You are advised, however, to consult any additional cautionary discussion of risks and uncertainties under “Risk Factors” above and in the reports we file with the SEC. These are factors that we think could cause our actual results to differ materially from expected results. Other factors besides those listed here could also adversely affect us. This discussion is provided as permitted by the Private Securities Litigation Reform Act of 1995.

USE OF PROCEEDS

We have never declared or paid any cash dividends on our capital stock. We intend to retain our funds to finance the growth and development of our business and do not anticipate paying any cash dividends in the foreseeable future.

We will not receive any proceeds from the sale by any selling security holders of the notes.

DIVIDEND POLICY

We have never declared or paid any cash dividends on our capital stock. We intend to retain our funds to finance the growth and development of our business and do not anticipate paying any cash dividends in the foreseeable future.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the information and reporting requirements of the Exchange Act of 1934, under which we file periodic reports, proxy statements and other information with the SEC. Copies of the reports, proxy statements and other information may be examined without charge at the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549 or on the Internet at www.sec.gov. Copies of all or a portion of such materials can be obtained from the Public Reference Section of the SEC upon payment of prescribed fees. Please call the SEC at 800-SEC-0330 for further information about the Public Reference Room. These reports, proxy and information statements and other information may also be inspected at the offices of Nasdaq Operations, 1735 K Street, N.W., Washington, D.C. 20006.

We are “incorporating by reference” specified documents that we file with the SEC, which means:

•	incorporated documents are considered part of this prospectus;

•	we are disclosing important information to you by referring you to those documents; and

•	information that we file in the future with the SEC automatically will update and supersede earlier information in or incorporated by reference in this prospectus.

We incorporate by reference the documents listed below and any documents that we file in the future with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and before the completion of the offering of the notes (other than current reports furnished under Item 2.02 or Item 7.01 of Form 8-K):

•	our annual report on Form 10-K/A for the fiscal year ended December 31, 2004, filed on May 9, 2005;

•	our quarterly report on Form 10-Q for the fiscal quarter ended March 31, 2005, filed on May 10, 2005;

•	our quarterly report on Form 10-Q for the fiscal quarter ended June 30, 2005, filed on August 5, 2005;

•	our quarterly report on Form 10-Q for the fiscal quarter ended September 30, 2005, filed on November 7, 2005;

•	the description of our common stock set forth in our Registration Statement on Form 8-A, as amended (File No. 0-24006); and

•	our current reports on Form 8-K filed on January 18, 2005, March 1, 2005, March 21, 2005, July 26, 2005, August 16, 2005, August 17, 2005, September 9, 2005, September 21, 2005, September 23, 2005 and September 28, 2005 (other than such reports or portions of such reports furnished under Item 2.02 or Item 7.01 of Form 8-K).

You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

Nektar Therapeutics

150 Industrial Road

San Carlos, California 94070

(650) 631-3100

Attention: Secretary

Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference in this document.

DESCRIPTION OF THE NOTES

The notes were issued under an indenture between us and J.P. Morgan Trust Company, National Association, as trustee. The terms of the notes include those terms provided in the indenture and those terms provided in the registration rights agreement, which we have entered into with the holders of the notes.

The following description of certain provisions of the notes, the indenture and the registration rights agreement is not complete and is subject to, and qualified in its entirety by reference to, the notes, the indenture and the registration rights agreement.

Terms not defined in this description have the meanings given to them in the indenture. In this section, “Nektar” the “Company,” “we,” “our” and “us” each refer only to Nektar Therapeutics and does not include any of its existing or future subsidiaries.

General

The notes are unsecured and rank subordinate to all of our existing and future senior debt and are effectively subordinated to all of the indebtedness and other liabilities (including trade and other payables) of our subsidiaries. As of September 30, 2005, we had approximately $33.2 million of senior debt outstanding and our subsidiaries had no indebtedness outstanding (other than intercompany indebtedness and liabilities). The notes rank equal in right of payment with our outstanding convertible subordinated notes. As of September 30, 2005, we had approximately $417.7 million aggregate principal amount of convertible subordinated notes outstanding.

The indenture does not restrict the incurrence by us or our subsidiaries of indebtedness or other obligations.

The notes are convertible into shares of our common stock as described under “—Conversion Rights” below. The notes will mature on September 28, 2012. We may redeem the notes prior to maturity as described under “—Provisional Redemption of the Notes at Our Option.”

The notes bear interest at the rate of 3.25% per year from September 28, 2005, the date of issuance of the notes, or from the most recent date to which interest has been paid or provided for. Interest is payable semi-annually in arrears on March 28 and September 28 of each year, commencing March 28, 2006, to holders of record at the close of business on the preceding March 13 and September 13, respectively. Interest is computed on the basis of a 360-day year comprised of twelve 30-day months. In the event of the maturity, conversion or purchase by us at the option of the holder of a note, interest will cease to accrue on the note under the terms of, and subject to the conditions of, the indenture.

Principal is payable, and notes may be presented for conversion, registration of transfer and exchange, without service charge, at our office or agency in New York, New York, which will initially be the office or agency of the trustee in New York, New York. See “—Form, Denomination and Registration.”

The indenture does not contain any financial covenants or any restrictions on the payment of dividends, the incurrence of senior indebtedness, as defined below, or other indebtedness, or the issuance or repurchase of securities by us. The indenture does not contain any covenants or other provisions to protect holders of the notes in the event of a highly leveraged transaction or a change in control, except to the extent described under “—Fundamental Change Permits Purchase of Notes By Us at the Option of the Holder” and “—Make-Whole Premium Upon a Fundamental Change” below.

Subordination of Notes

The notes are subordinated in right of payment to the prior payment in full of all our existing and future senior debt and rank equal in right of payment to our outstanding convertible subordinated notes. The indenture provides that in the event of any distribution of our assets upon our dissolution, winding up, liquidation or reorganization, the holders of our senior debt shall first be paid in respect of all senior debt in full in cash or other payment satisfactory to the holders of senior debt before we make any payments of principal of, and interest (including liquidated damages, if any) on, the notes. In addition, if the notes are accelerated because of an event of default, the holders of any senior debt would be entitled to payment in full in cash or other payment satisfactory to the holders of senior debt of all obligations in respect of senior debt before the holders of the notes are entitled to receive any payment or distribution. Under the indenture, we must promptly notify holders of senior debt if payment of the notes is accelerated because of an event of default.

The indenture further provides if any default by us has occurred and is continuing in the payment of principal of, or interest on, rent or other payment obligations in respect of, any senior debt, then no payment shall be made on account of principal of, or interest on, the notes (including any liquidated damages), until all such payments due in respect of that senior debt have been paid in full in cash or other payment satisfactory to the holders of that senior debt. During the continuance of any event of default with respect to any designated senior debt (other than a default in payment of the principal of, or interest on, rent or other payment obligations in respect of any designated senior debt) permitting the holders thereof to accelerate the maturity thereof (or, in the case of any lease, permitting the landlord either to terminate the lease or to require us to make an irrevocable offer to terminate the lease following an event of default thereunder), no payment may be made by us, directly or indirectly, with respect to principal of, or interest on, the notes (including any liquidated damages, if any) for 179 days following written notice to us, from any holder, representative or trustee under any agreement pursuant to which that designated senior debt may have been issued, that such an event of default has occurred and is continuing, unless such event of default has been cured or waived or that designated senior debt has been paid in full in cash or other payment satisfactory to the holders of that designated senior debt. However, if the maturity of that designated senior debt is accelerated (or, in the case of a lease, as a result of such event of default, the landlord under the lease has given us notice of its intention to terminate the lease or to require us to make an irrevocable offer to terminate the lease following an event of default thereunder), no payment may be made on the notes until that designated senior debt has been paid in full in cash or other payment satisfactory to the holders of that designated senior debt or such acceleration (or termination, in the case of the lease) has been cured or waived.

By reason of such subordination provisions, in the event of our insolvency, funds which we would otherwise use to pay the holders of notes will be used to pay the holders of senior debt to the extent necessary to pay senior debt in full in cash or other payment satisfactory to the holders of senior debt. As a result of these payments, our general creditors may recover less, ratably, than holders of senior debt and such general creditors may recover more, ratably, than holders of notes.

“Designated senior debt” means our senior debt which is specifically designated in the instrument evidencing or governing that senior debt as “designated senior debt” for purposes of the indenture. We had outstanding approximately $33.1 million of senior debt and no designated senior debt at September 30, 2005. There are no restrictions in the indenture on the creation of senior debt or any other indebtedness in the future.

“Indebtedness” means, with respect to any person:

1) all indebtedness, obligations and other liabilities (contingent or otherwise) of that person for borrowed money (including obligations in respect of overdrafts, foreign exchange contracts, currency exchange agreements, interest rate protection agreements, and any loans or advances from banks, whether or not evidenced by notes or similar instruments) or evidenced by bonds, debentures, notes or other instruments for the payment of money, or incurred in connection with the acquisition of any property, services or assets (whether or not the recourse of the lender is to the whole of the assets of such person or to only a portion thereof), other than any account payable or other accrued current liability or obligation to trade creditors incurred in the ordinary course of business in connection with the obtaining of materials or services;

2) all reimbursement obligations and other liabilities (contingent or otherwise) of that person with respect to letters of credit, bank guarantees, bankers’ acceptances, surety bonds, performance bonds or other guaranty of contractual performance;

3) all obligations and liabilities (contingent or otherwise) in respect of (A) leases of such person required, in conformity with generally accepted accounting principles, to be accounted for as capitalized lease obligations on the balance sheet of such person, and (B) any lease or related documents (including a purchase agreement) in connection with the lease of real property which provides that such person is contractually obligated to purchase or cause a third party to purchase the leased property and thereby guarantee a minimum residual value of the leased property to the landlord and the obligations of such person under such lease or related document to purchase or to cause a third party to purchase the leased property;

4) all obligations of such person (contingent or otherwise) with respect to an interest rate or other swap, cap or collar agreement or other similar instrument or agreement or foreign currency hedge, exchange, purchase or similar instrument or agreement;

5) all direct or indirect guaranties or similar agreements by that person in respect of, and obligations or liabilities (contingent or otherwise) of that person to purchase or otherwise acquire or otherwise assure a creditor against loss in respect of, indebtedness, obligations or liabilities of another person of the kind described in clauses (1) through (4);

6) any indebtedness or other obligations described in clauses (1) through (5) secured by any mortgage, pledge, lien or other encumbrance existing on property which is owned or held by such person, regardless of whether the indebtedness or other obligation secured thereby shall have been assumed by such person; and

7) any and all deferrals, renewals, extensions and refundings of, or amendments, modifications or supplements to, any indebtedness, obligation or liability of the kind described in clauses (1) through (6).

“Senior debt” means the principal of, premium, if any, interest (including all interest accruing subsequent to the commencement of any bankruptcy or similar proceeding, whether or not a claim for post-petition interest is allowable as a claim in any such proceeding) and rent payable on or termination payment with respect to or in connection with, and all fees, costs, expenses and other amounts accrued or due on or in connection with, our indebtedness, whether outstanding on the date of the indenture or subsequently created, incurred, assumed, guaranteed or in effect guaranteed by us (including all deferrals, renewals, extensions or refundings of, or amendments, modifications or supplements to, the foregoing), unless in the case of any particular indebtedness, the instrument creating or evidencing such indebtedness or the assumption or guarantee thereof expressly provides that that indebtedness shall not be senior in right of payment to the notes or expressly provides that such indebtedness is equal with or junior to the notes. The term “senior debt” shall also include all designated senior debt. The term “senior debt” shall not include our outstanding convertible subordinated notes or our indebtedness to any of our subsidiaries of which we own, directly or indirectly, a majority of the voting stock.

The notes are our obligations exclusively and are effectively subordinated to all indebtedness and other liabilities (including trade payables) of our existing and any future subsidiaries. The indenture does not limit the amount of indebtedness or other liabilities that our subsidiaries may incur. Our ability to make required interest, principal, repurchase or redemption payments on the notes may be impaired as a result of the obligations of any of our subsidiaries. Our subsidiaries are separate and distinct legal entities and would have no obligation, contingent or otherwise, to pay any amounts due pursuant to the notes or to make any funds available therefor, whether by dividends, loans or other payments. Any right we have to receive assets of any of our subsidiaries upon the latter’s liquidation or reorganization (and the consequent right of the holders of the notes to participate in those assets) is effectively subordinated to the claims of that subsidiary’s creditors, except to the extent that we are ourselves recognized as a creditor of that subsidiary, in which case our claims would still be subordinate to any security interests in the assets of that subsidiary and any indebtedness of that subsidiary senior to that held by us.

We are obligated to pay reasonable compensation to the trustee and to indemnify the trustee against any losses, liabilities or expenses incurred by it in connection with its duties relating to the notes.

Conversion Rights

A holder of notes may convert their notes into shares of our common stock at any time prior to the stated maturity, unless the notes have been previously purchased or redeemed. For each $1,000 principal amount of the notes surrendered for conversion, a holder may convert any outstanding notes into our common stock at an initial conversion rate of 46.4727 shares of our common stock per note, which is equal to an initial conversion price of approximately $21.52. In addition, upon conversion in connection with any transaction that constitutes a fundamental change, we will pay, to the extent described under “—Make-Whole Premium Upon a Fundamental Change,” a make-whole premium to holders of notes upon the conversion of their notes. A holder may convert fewer than all of such holder’s notes so long as the amount of notes converted is an integral multiple of $1,000 principal amount. Conversion rights in respect of notes called for redemption will expire at the close of business on the business day preceding the date fixed for redemption, unless we default in payment of the redemption price. Upon conversion of a note, a holder will not receive any cash payment of interest (unless such conversion occurs between a regular record date and the interest payment date to which it relates) and we will not adjust the conversion rate to account for accrued and unpaid interest. Our delivery to the holder of the full number of shares of our common stock into which the note is convertible, together with any cash payment for such holder’s fractional shares, will be deemed to satisfy our obligation to pay the principal amount of the note. As a result, any accrued but unpaid interest to the conversion date is deemed to be cancelled, extinguished and forfeited upon conversion. For a discussion of the tax treatment to you of receiving our common stock upon conversion, see “Certain United States Federal Income Tax Considerations.”

If a holder converts its notes, we will pay any documentary, stamp or similar issue or transfer tax due on the issuance of shares of our common stock upon the conversion, unless the tax is due because the holder requests the shares to be issued or delivered to a person other than the holder, in which case the holder will pay that tax. To convert a definitive note, a holder must do each of the following:

•	complete the conversion notice on the back of the notes (or a facsimile thereof);

•	deliver the completed conversion notice and the notes to be converted to the specified office of the conversion agent;

•	furnish appropriate endorsement and transfer documents;

•	pay all funds required, if any, relating to interest on the notes to be converted to which such holder is not entitled; and

•	pay all taxes or duties, if any.

To convert interests in a global note, a holder must comply with the last three bullets above and deliver to DTC the appropriate instruction form for conversion pursuant to DTC’s conversion program. The trustee will initially act as the conversion agent.

The “conversion date” will be the date on which all of the foregoing requirements have been satisfied. The notes will be deemed to have been converted immediately prior to the close of business on the conversion date.

If a holder has already delivered a purchase notice as described under “—Fundamental Change Permits Purchase of Notes By Us at the Option of the Holder” with respect to a note, however, the holder may not surrender that note for conversion until the holder has withdrawn the purchase notice in accordance with the indenture.

Holders of notes at the close of business on a regular record date will receive payment of interest payable on the corresponding interest payment date notwithstanding the conversion of such notes at any time after the close of business on the applicable regular record date. Notes surrendered for conversion by a holder during the period from the close of business on any regular record date to the opening of business on the next interest payment date must be accompanied by payment of an amount equal to the interest that the holder is to receive on the notes; provided, however, that no such payment need be made (1) if a repurchase date following a fundamental change occurs on date that is after a record date and on or prior to the next interest payment date, (2) only to the extent of overdue interest, if any overdue interest exists at the time of conversion with respect to such note, (3) if a redemption date for the notes occurs on a date that is after a record date and on or prior to the next interest payment date, or (4) the notes are surrendered for conversion on or after September 13, 2012.

The initial conversion rate will be adjusted for certain events, including:

•	the issuance to all holders of our common stock shares of our common stock as a dividend or distribution on our common stock;

•	certain subdivisions and combinations of our common stock;

•	the issuance to all holders of our common stock of certain rights or warrants entitling them for a period of not more than 45 calendar days to purchase our common stock at less than the then current market price of our common stock;

•	the dividend or other distribution to all holders of our common stock of shares of our capital stock (other than common stock) or evidences of our indebtedness or our assets (including securities, but excluding those rights and warrants referred to above, dividends and distributions referred to in the next succeeding paragraph, distributions in connection with a business combination to which the provisions of the fourth succeeding paragraph would apply or dividends or distributions paid exclusively in cash);

•	dividends or other distributions consisting exclusively of cash to all holders of our common stock; and

•	payments to holders of our common stock pursuant to a tender or exchange offer made by us or any of our subsidiaries to the extent that the cash and value of any other consideration included in the payment per share of our common stock exceeds the closing sale price per share of common stock on the trading day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer.

In the event that we pay a dividend or make a distribution on shares of our common stock consisting of capital stock of, or similar equity interests in, as described in the fourth bullet point above, a subsidiary or other business unit of ours, the conversion rate will be adjusted based on the market value of the securities so distributed relative to the market value of our common stock, in each case based on the average sale prices of those securities for the 10 trading days commencing on and including the fifth trading day after the date on which “ex-dividend trading” commences for such dividend or distribution on the Nasdaq National Market or such other national or regional exchange or market on which the securities are then listed or quoted.

Under the provisions of our rights plan, holders will receive, and if we implement a new stockholder rights plan, this new rights plan must provide that upon conversion of the existing notes the holders will receive, in addition to the common stock issuable upon such conversion, the rights issuable under such stockholder rights plan, unless the rights have separated from the common stock before the time of conversion, in which case the conversion rate will be adjusted as if we distributed to all holders of our common stock, shares of our capital stock, evidences of indebtedness or assets as described above, subject to readjustment in the event of the expiration, termination or redemption of such rights.

Except as stated above, the conversion rate will not be adjusted for the issuance of our common stock or any securities convertible into or exchangeable for our common stock or carrying the right to purchase any of the foregoing.

In the case of the following events (each, a “business combination”):

•	any recapitalization, reclassification or change of our common stock, other than changes resulting from a subdivision or combination;

•	a consolidation, merger or combination involving us;

•	a sale, conveyance or lease to another corporation of all or substantially all of our property and assets; or

•	any statutory share exchange,

in each case as a result of which holders of our common stock are entitled to receive stock, other securities, other property or assets (including cash or any combination thereof) with respect to or in exchange for our common stock, the holders of the notes then outstanding will be entitled thereafter to convert those notes into the kind and amount of shares of stock, other securities or other property or assets (including cash or any combination thereof) which they would have owned or been entitled to receive upon such business combination had such notes been converted into our common stock immediately prior to such business combination. In the event holders of our common stock have the opportunity to elect the form of consideration to be received in such business combination, we will make adequate provision whereby the holders of the notes shall have a reasonable opportunity to determine the form of consideration into which all of the notes, treated as a single class, shall be convertible from and after the effective date of such business combination. Such determination shall be based on the weighted average of elections made by holders of the notes who participate in such determination, shall be subject to any limitations to which all of the holders of our common stock are subject, such as pro-rata reductions applicable to any portion of the consideration payable in such business combination and shall be conducted in such a manner as to be completed by the date which is the earliest of (a) the deadline for elections to be made by our stockholders, and (b) two trading days prior to the anticipated effective date. We will provide notice of the opportunity to determine the form of such consideration, as well as notice of the determination made by holders of the notes (and the weighted average of elections), by issuing a press release and providing a copy of such notice to the trustee. In the event the effective date is delayed beyond the initially anticipated effective date, holders of the notes shall be given the opportunity to make subsequent similar determinations in regard to such delayed effective date. We may not become a party to any such transaction unless its terms are consistent with the preceding. None of the foregoing provisions shall affect the right of a holder of notes to convert its notes into shares of our common stock prior to the effective date.

If we make a distribution of property to holders of our common stock that would be taxable to them as a dividend for U.S. federal income tax purposes and the conversion rate is increased, this increase would generally be deemed to be the receipt of taxable income by U.S. holders (as defined in “Certain United States Federal Income Tax Considerations”) of the notes and would generally result in withholding taxes for non-U.S. holders (as defined in “Certain United States Federal Income Tax Considerations”). Because this deemed income would not give rise to any cash from which any applicable withholding tax could be satisfied, we may offset any such withholding tax applicable to non-U.S. holders against cash payments of interest payable on the notes. See “Certain United States Federal Income Tax Considerations—U.S. Holders—Conversion” and “— Non-U.S. Holders—Distributions on Common Stock.”

We may from time to time, to the extent permitted by law and subject to the stockholder approval requirements of the Nasdaq National Market or such other United States securities exchange on which our common stock is traded, increase the conversion rate of the notes by any amount for any period of at least 20 days. In that case we will give at least 15 days’ notice of such increase. We may make such increase in the conversion rate, in addition to those set forth above, as our board of directors deems advisable to avoid or diminish any income tax to holders of our common stock resulting from any dividend or distribution of stock (or rights to acquire stock) or from any event treated as such for income tax purposes.

We will not make any adjustment in the conversion rate unless such adjustment would require a change of at least 1% in the conversion rate in effect at such time. Any adjustment that would otherwise be required to be made shall be carried forward and taken into account in any subsequent adjustment; provided however that a holder who has converted notes prior to any such subsequent adjustment will be entitled to the benefit of all adjustments which would otherwise have been carried forward.

Make-Whole Premium Upon a Fundamental Change

If a fundamental change occurs at any time prior to maturity, we will pay, to the extent described below, a make-whole premium if you convert your notes in connection with any such transaction by increasing the conversion rate on such notes. Any make-whole premium will be in addition to, and not in substitution for, any cash, securities or other assets otherwise due to holders of notes upon conversion. Any make-whole premium will be determined by reference to the table below and is based on the date on which the fundamental change becomes effective, referred to as the “effective date,” and the price, referred to as the “stock price,” paid, or deemed to be paid, per share of our common stock in the transaction constituting the fundamental change, subject to adjustment as described below. If holders of our common stock receive only cash in the fundamental change, the stock price shall be the cash amount paid per share. In all other cases, the stock price shall be the average of the closing prices of our common stock for each of the 20 trading days immediately prior to but not including the effective date.

The following table shows what the make-whole premium would be for each hypothetical stock price and effective date set forth below, expressed as additional shares of common stock per $1,000 principal amount of notes:

	Effective Date
Stock Price on Effective Date	Sept. 28, 2005	Sept. 28, 2006	Sept. 28, 2007	Sept. 28, 2008	Sept. 28, 2009	Sept. 28, 2010	Sept. 28, 2011	Sept,.28, 2012
$16.24	15.1036	15.1036	15.1036	15.1036	15.1036	15.1036	15.1036	0.0000
$ 17.50	12.4083	12.3807	12.4380	12.7587	13.0516	13.0894	12.4445	0.0000
$ 20.00	9.1204	8.8922	8.6675	8.7282	8.8556	8.7233	7.8277	0.0000
$ 22.50	6.7541	6.4015	5.9848	5.8038	5.8441	5.6622	4.7827	0.0000
$ 25.00	4.9812	4.5816	4.0483	3.6257	3.6300	3.4592	2.7418	0.0000
$ 27.50	3.0564	3.1762	2.6314	1.9814	1.9825	1.8529	1.3586	0.0000
$ 30.00	2.8020	1.9468	1.4888	0.7687	0.7603	0.7058	0.4442	0.0000
$ 32.50	2.5882	1.7986	0.9357	0.0000	0.0000	0.0000	0.0000	0.0000
$ 35.00	2.4045	1.6711	0.8689	0.0000	0.0000	0.0000	0.0000	0.0000
$ 37.50	2.2463	1.5603	0.8109	0.0000	0.0000	0.0000	0.0000	0.0000
$ 40.00	2.1031	1.4637	0.7605	0.0000	0.0000	0.0000	0.0000	0.0000
$ 42.50	1.9776	1.3779	0.7157	0.0000	0.0000	0.0000	0.0000	0.0000
$ 45.00	1.8678	1.3017	0.6761	0.0000	0.0000	0.0000	0.0000	0.0000
$ 47.50	1.7696	1.2334	0.6405	0.0000	0.0000	0.0000	0.0000	0.0000
$ 50.00	1.6823	1.1716	0.6084	0.0000	0.0000	0.0000	0.0000	0.0000
$ 60.00	1.4077	0.9784	0.5075	0.0000	0.0000	0.0000	0.0000	0.0000
$ 70.00	1.2084	0.8425	0.4370	0.0000	0.0000	0.0000	0.0000	0.0000
$ 80.00	1.0629	0.7440	0.3888	0.0000	0.0000	0.0000	0.0000	0.0000
$ 90.00	0.9423	0.6603	0.3478	0.0000	0.0000	0.0000	0.0000	0.0000
$ 100.00	0.8499	0.5978	0.3140	0.0000	0.0000	0.0000	0.0000	0.0000

The actual stock price and effective date may not be set forth in the table, in which case:

•	if the actual stock price on the effective date is between two stock prices on the table or the actual effective date is between two effective dates on the table, the make-whole premium will be determined by a straight-line interpolation between the make-whole premiums set forth for the two stock prices and the two effective dates on the table based on a 365-day year, as applicable.

•	if the stock price on the effective date exceeds $100.00 per share, subject to adjustment as described below, no make-whole premium will be paid.

•	if the stock price on the effective date is less than $16.24 per share, subject to adjustment as described below, no make-whole premium will be paid.

The stock prices set forth in the first column of the table above will be adjusted as of any date on which the conversion rate of the notes is adjusted. The adjusted stock prices will equal the stock prices applicable immediately prior to such adjustment multiplied by a fraction, the numerator of which is the conversion rate immediately prior to the adjustment giving rise to the stock price adjustment and the denominator of which is the conversion rate as so adjusted. The number of additional shares set forth in the table above will be adjusted in the same manner as the conversion rate as set forth above under “—Conversion Rights,” other than by operation of an adjustment to the conversion rate by adding the make-whole premium as described above.

A conversion of the notes by a holder will be deemed for these purposes to be “in connection with” a fundamental change if the conversion notice is received by the conversion agent on or subsequent to the date 20 trading days prior to the date announced by us as the anticipated effective date of the fundamental change but before the close of business on the business day immediately preceding the related repurchase date. We will notify holders of notes of the anticipated effective date of any fundamental change at least 30 calendar days prior to such date.

Notwithstanding the foregoing, in no event will the conversion rate exceed 61.5763 per $1,000 principal amount of notes, subject to adjustments in the same manner as the conversion rate.

The additional shares, if any, will be delivered upon the later of the settlement date for the conversion and promptly following the effective date of the fundamental change transaction.

Our obligation to deliver the additional shares to holders who covert their notes in connection with a fundamental change could be considered a penalty, in which case the enforceability thereof would be subject to general principles of reasonableness of economic remedies.

Provisional Redemption of the Notes at Our Option

We do not have the right to redeem any notes prior to September 28, 2008. Beginning on September 28, 2008, we may redeem the notes in whole or in part for cash at any time at a redemption price equal to 100% of the principal amount of the notes to be redeemed plus any accrued and unpaid interest and liquidated damages, if any, to the redemption date if the closing price of the common stock has exceeded 150% of the conversion price of the notes for at least 20 trading days in any consecutive 30-day trading period ending on the trading day before the date of mailing of the provisional redemption notice.

The “conversion price” of the notes as of any day will equal $1,000 divided by the conversion rate.

The “closing price” of our common stock on any trading day means the reported last sale price per share of our common stock (or if no last sale price is reported, the average of the bid and ask prices per share or, if more than one in either case, the average of the average bid and the average ask prices per share) on such date reported by the Nasdaq National Market or, if our common stock is not quoted on the Nasdaq National Market, as reported by the principal national securities exchange on which our common stock is listed or otherwise as provided in the indenture.

A “trading day” is any day on which the Nasdaq National Market or, if our common stock is not quoted on the Nasdaq National Market, the principal national securities exchange on which our common stock is listed, is open for trading or, if our common stock is not so listed, admitted for trading or quoted, any business day. A “trading day” only includes those days that have a scheduled closing time of 4:00 p.m. (New York City time) or the then standard closing time for regular trading on the relevant exchange or trading system.

We will give at least 30 days, but not more than 60 days, notice of redemption by mail to holders of notes. Notes or portions of notes called for redemption will be convertible by the holder until the close of business on the business day prior to the redemption date. If we do not redeem all of the notes, the trustee will select the notes to be redeemed in principal amount of $1,000 or integral multiples thereof, by lot or on a pro rata basis. If any notes are to be redeemed in part only, we will issue a new note or notes with a principal amount equal to the unredeemed principal portion thereof. If a portion of your notes is selected for partial redemption and you convert a portion of your notes, the converted portion will be deemed to be taken from the portion selected for redemption.

Sinking Fund

There is no sinking fund for the notes.

Fundamental Change Permits Purchase of Notes By Us at the Option of the Holder

If a fundamental change occurs, each holder of notes will have the right to require us to repurchase all or any portion of that holder’s notes that is equal to $1,000 or a whole multiple of $1,000, on the date, which we refer to as the fundamental change purchase date, that is 45 days after the date we give notice of the fundamental change, at a fundamental change purchase price equal to 100% of the principal amount of the notes to be repurchased, together with interest accrued and unpaid to, but excluding, the fundamental change purchase date. If such purchase date is after a record date but on or prior to an interest payment date, however, then the interest payable on such date will be paid to the holder of record of the notes on the relevant record date.

Within 30 days after the occurrence of a fundamental change, we are required to give notice to all holders of notes, as provided in the indenture, of the occurrence of the fundamental change and of their resulting repurchase right. We must also deliver a copy of our notice to the trustee.

In order to exercise the repurchase right upon a fundamental change, a holder must deliver prior to the purchase date a fundamental change purchase notice stating among other things:

•	if certificated notes have been issued, the certificate numbers of the notes to be delivered for purchase;

•	the portion of the principal amount of notes to be purchased, in integral multiples of $1,000; and

•	that the notes are to be purchased by us pursuant to the applicable provisions of the notes and the indenture.

If the notes are not in certificated form, a holder’s fundamental change purchase notice must comply with appropriate DTC procedures.

A holder may withdraw any fundamental change purchase notice by a written notice of withdrawal delivered to the paying agent prior to the close of business on the business day prior to the fundamental change purchase date. The notice of withdrawal must state:

•	the principal amount of the withdrawn notes;

•	if certificated notes have been issued, the certificate numbers of the withdrawn notes; and

•	the principal amount, if any, of the notes which remains subject to the fundamental change purchase notice.

In connection with any purchase offer in the event of a fundamental change, we will, if required:

•	comply with the provisions of Rule 13e-4, Rule l4e-1, and any other tender offer rules under the Securities Exchange Act of 1934, or the Exchange Act, which may then be applicable; and

•	file a Schedule TO or any other required schedule under the Exchange Act.

Payment of the fundamental change purchase price for a note for which a fundamental change purchase notice has been delivered and not validly withdrawn is conditioned upon delivery of the note, together with necessary endorsements, to the paying agent at any time after delivery of such fundamental change purchase notice. Payment of the fundamental change purchase price for the note will be made promptly following the later of the fundamental change purchase date or the time of delivery of the note.

If the paying agent holds money or securities sufficient to pay the fundamental change purchase price of the note on the business day following the fundamental change purchase date in accordance with the terms of the indenture, then, immediately after the fundamental change purchase date, the note will cease to be outstanding and interest on such note will cease to accrue, whether or not the note is delivered to the paying agent. Thereafter, all other rights of the holder will terminate, other than the right to receive the fundamental change purchase price upon delivery of the note.

A “fundamental change” will be deemed to have occurred upon a change of control or a termination of trading, each as defined below.

A “change of control” will be deemed to have occurred at such time after the original issuance of the notes when the following has occurred:

•	the acquisition by any person of beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of transactions of shares of our capital stock entitling that person to exercise 50% or more of the total voting power of all shares of our capital stock entitled to vote generally in elections of directors, other than any acquisition by us, any of our subsidiaries or any of our employee benefit plans; or

•	our consolidation or merger with or into any other person, any merger of another person into us, or any conveyance, transfer, sale, lease or other disposition of all or substantially all of our properties and assets to another person, other than:

•	any transaction:

•	that does not result in any reclassification, conversion, exchange or cancellation of outstanding shares of our capital stock, and

•	pursuant to which holders of our capital stock immediately prior to the transaction have the entitlement to exercise, directly or indirectly, 50% or more of the total voting power of all shares of our capital stock entitled to vote generally in the election of directors of the continuing or surviving person immediately after the transaction; or

•	any merger solely for the purpose of changing our jurisdiction of incorporation and resulting in a reclassification, conversion or exchange of outstanding shares of common stock solely into shares of common stock of the surviving entity.

Notwithstanding the foregoing, it will not constitute a change of control if 100% of the consideration for the common stock (excluding cash payments for fractional shares and cash payments made in respect of dissenters’ appraisal rights) in the transaction or transactions constituting the change of control consists of common stock or American Depositary Shares representing shares of common stock traded on a U.S. national securities exchange or quoted on the Nasdaq National Market, or which will be so traded or quoted when issued or exchanged in connection with the change in control, and as a result of such transaction or transactions the notes become convertible solely into such common stock or American Depositary Shares representing shares of common stock; provided that, with respect to an entity organized under the laws of a jurisdiction outside the U.S., such entity has a worldwide total market capitalization of its equity securities of at least $5.0 billion before giving effect to the consolidation or merger.

A “termination of trading” will be deemed to have occurred if our common stock or other common stock into which the notes are convertible is neither listed for trading on a United States national securities exchange nor approved for listing on Nasdaq or any similar United States system of automated dissemination of quotations of securities prices, or traded in over-the-counter securities markets, and no American Depositary Shares or similar instruments for such common stock are so listed or approved for listing in the United States.

For purposes of the foregoing, beneficial ownership shall be determined in accordance with Rule 13d-3 promulgated by the SEC under the Exchange Act. The term “person” includes any syndicate or group which would be deemed to be a “person” under Section 13(d)(3) of the Exchange Act.

Rule 13e-4 under the Exchange Act requires the dissemination of certain information to security holders if an issuer tender offer occurs and may apply if the repurchase option becomes available to holders of the notes. We will comply with this rule to the extent applicable at that time.

We may, to the extent permitted by applicable law, at any time purchase the notes in the open market or by tender at any price or by private agreement. Any note so purchased by us may, to the extent permitted by applicable law, be reissued or resold or may be surrendered to the trustee for cancellation. Any notes surrendered to the trustee may not be reissued or resold and will be canceled promptly.

No notes may be purchased by us at the option of holders upon the occurrence of a fundamental change if there has occurred and is continuing an event of default with respect to the notes, other than a default in the payment of the fundamental change purchase price with respect to the notes.

The preceding provisions would not necessarily protect holders of the notes if highly leveraged or other transactions involving us occur that may adversely affect holders.

Our ability to repurchase notes upon the occurrence of a fundamental change is subject to important limitations. The occurrence of a fundamental change could cause an event of default under, or be prohibited or limited by, the terms of existing or future senior debt. As a result, any repurchase of the notes would, absent a waiver, be prohibited under the subordination provisions of the indenture until the senior debt is paid in full. Further, we cannot assure you that we would have the financial resources, or would be able to arrange financing, to pay the repurchase price for all the notes that might be delivered by holders of notes seeking to exercise the repurchase right. Any failure by us to repurchase the notes when required following a fundamental change would result in an event of default under the indenture, whether or not such repurchase is permitted by the subordination provisions of the indenture. Any such default may, in turn, cause a default under existing or future senior debt. See “—Subordination of Notes” above.

Consolidation, Merger and Sale of Assets

We may, without the consent of the holders of notes, consolidate with, merge into or transfer all or substantially all of our assets to any corporation, limited liability company, partnership or trust organized under the laws of the United States or any of its political subdivisions provided that:

•	the surviving entity assumes all of our obligations under the indenture and the notes;

•	at the time of such transaction, no event of default, and no event which, after notice or lapse of time, would become an event of default, shall have happened and be continuing;

•	if, as a result of such transaction the notes become convertible into common stock or other securities issued by a third party, such third party fully and unconditionally guarantees all obligations of us or such successor under the notes and the indenture; and

•	certain other conditions as described in the indenture are met.

Information Requirement

We have agreed that, during any period in which we are not subject to the reporting requirements of the Exchange Act, to make available to holders of the notes, or beneficial owners of interests therein, or any prospective purchaser of the notes, the information required by Rule 144A(d)(4) to be made available in connection with the sale of notes or beneficial interests in the notes.

Events of Default

Each of the following constitutes an event of default under the indenture:

•	our failure to pay when due the principal of any of the notes at maturity, upon redemption or exercise of a repurchase right or otherwise, whether or not such payment is prohibited by the subordination provisions of the indenture;

•	our failure to pay an installment of interest (including liquidated damages, if any) on any of the notes for 30 days after the date when due, whether or not such payment is prohibited by the subordination provisions of the indenture;

•	our failure to deliver shares of common stock, together with cash instead of fractional shares, when required to be delivered following conversion of a note and that failure continues for 10 days;

•	our failure to perform or observe any other term, covenant or agreement contained in the notes or the indenture for a period of 60 days after written notice of such failure, requiring us to remedy the same, shall have been given to us by the trustee or to us and the trustee by the holders of at least 25% in aggregate principal amount of the notes then outstanding;

•	our failure to make any payment by the end of the applicable grace period, if any, after the maturity of any indebtedness for borrowed money in an amount in excess of $25,000,000 (provided that such failure shall not constitute an event of default if (1) we determine, in good faith, that a lessor under a lease described in clause (3)(B) of the definition of indebtedness set forth under “—Subordination of Notes” (that is, a sale/leaseback transaction) breached a covenant under the lease and we give notice of the breach to the lessor and the trustee and (2) as a result of the breach, we withhold payment under the lease (a “Default Exception”)), or the acceleration of any indebtedness for borrowed money in an amount in excess of $25,000,000 because of a default with respect to such indebtedness (other than a Default Exception) without such indebtedness having been discharged or such acceleration having been cured, waived, rescinded or annulled, in either case, for a period of 30 days after written notice to us by the trustee or to us and the trustee by holders of at least 25% in aggregate principal amount of the notes then outstanding;

•	our failure to give a holder of notes notice of such holder’s right to require us to repurchase such holder’s notes upon a fundamental change; and

•	certain events of our bankruptcy, insolvency or reorganization.

If an event of default specified in the seventh bullet point above occurs and is continuing, then the principal of all the notes and the interest thereon shall automatically become immediately due and payable. If an event of default occurs and is continuing, other than an event of default specified in the seventh bullet point above, the trustee or the holders of at least 25% in aggregate principal amount of the notes then outstanding may declare the notes due and payable at their principal amount together with accrued interest, and thereupon the trustee may, at its discretion, proceed to protect and enforce the rights of the holders of notes by appropriate judicial proceedings. Such declaration may be rescinded and annulled with the written consent of the holders of a majority in aggregate principal amount of the notes then outstanding, subject to the provisions of the indenture.

The holders of a majority in aggregate principal amount of notes at the time outstanding through their written consent, or the holders of a majority in aggregate principal amount of notes then outstanding represented at a meeting at which a quorum is present by a written resolution, may waive any existing default or event of default and its consequences, except any default or event of default:

•	in any payment on the notes;

•	in respect of the conversion rights of the notes; or

•	in respect of the covenants or provisions in the indenture that may not be modified or amended without the consent of the holder of each note affected as described in “—Modification, Waiver and Meetings” below.

Holders of a majority in aggregate principal amount of the notes then outstanding through their written consent, or the holders of a majority in aggregate principal amount of the notes then outstanding represented at a meeting at which a quorum is present by a written resolution, may direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred upon the trustee, subject to the provisions of the indenture. The indenture contains a provision entitling the trustee, subject to the duty of the trustee during a default to act with the required standard of care, to be indemnified by the holders of notes before proceeding to exercise any right or power under the indenture at the request of such holders. The rights of holders of the notes to pursue remedies with respect to the indenture and the notes are subject to a number of additional requirements set forth in the indenture.

The right of any holder:

•	to receive payment of principal, the fundamental change purchase price or interest in respect of the notes held by that holder on or after the respective due dates expressed in the notes;

•	to convert those notes; or

•	to bring suit for the enforcement of any such payment on or after the respective due dates expressed in the notes and the right to convert;

will not be impaired or affected without that holder’s consent.

The indenture provides that the trustee shall, within 90 days of the occurrence of a default, give to the registered holders of the notes notice of all uncured defaults known to it, but the trustee shall be protected in withholding such notice if it, in good faith, determines that the withholding of such notice is in the best interest of such registered holders, except in the case of a default in the payment of the principal of, or interest on, any of the notes when due or in the payment of any redemption or repurchase obligation.

We are required to furnish annually to the trustee a statement as to the fulfillment of our obligations under the indenture. In addition, we are required to file with the trustee a written notice of the occurrence of any default or event of default within five business days of our becoming aware of the occurrence of any default or event of default.

Modification, Waiver and Meetings

The indenture contains provisions for convening meetings of the holders of notes to consider matters affecting their interests.

The indenture (including the terms and conditions of the notes) may be modified or amended by us and the trustee, without the consent of the holder of any note, for the purposes of, among other things:

•	adding to our covenants for the benefit of the holders of notes;

•	surrendering any right or power conferred upon us;

•	providing for conversion rights of holders of notes if any reclassification or change of our common stock or any consolidation, merger or sale of all or substantially all of our assets occurs;

•	providing for the assumption of our obligations to the holders of notes in the case of a merger, consolidation, conveyance, transfer or lease;

•	increasing the conversion rate, provided that the increase will not adversely affect the interests of holders of notes in any material respect;

•	complying with the requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act of 1939, as amended;

•	making any changes or modifications to the indenture necessary in connection with the registration of the notes under the Securities Act, as contemplated by the registration rights agreement, provided that this action does not adversely affect the interests of the holders of the notes in any material respect;

•	curing any ambiguity or correcting or supplementing any defective provision contained in the indenture, provided that such modification or amendment does not, in the good faith opinion of our board of directors and the trustee, adversely affect the interests of the holders of the notes in any material respect; or

•	adding or modifying any other provisions which we and the trustee may deem necessary or desirable and which will not adversely affect the interests of the holders of notes in any material respect.

Modifications and amendments to the indenture or to the terms and conditions of the notes may also be made, and non-compliance by us with any provision of the indenture or the notes may be waived, either:

•	with the written consent of the holders of at least a majority in aggregate principal amount of the notes at the time outstanding; or

•	by the adoption of a resolution at a meeting (provided that we have consent to such meeting) of holders at which a quorum is present by at least a majority in aggregate principal amount of the notes represented at such meeting.

However, no such modification, amendment or waiver may, without the written consent or the affirmative vote of the holder of each note affected:

•	change the maturity of the principal of or any installment of interest on any note (including any payment of liquidated damages);

•	reduce the principal amount of any note;

•	reduce the interest rate or interest (including any liquidated damages) on any note;

•	change the currency of payment of principal of, or interest on, any note;

•	impair the right to institute suit for the enforcement of any payment on or with respect to, or the conversion of, any note;

•	modify our obligations to maintain an office or agency in the places and for the purposes specified in the indenture;

•	except as otherwise permitted or contemplated by provisions of the indenture concerning specified reclassifications or corporate reorganizations, adversely affect the conversion rights of holders of the notes;

•	adversely affect the repurchase option of holders upon a fundamental change;

•	modify the subordination provisions of the notes in a manner adverse to the holders of notes;

•	reduce the percentage in aggregate principal amount of notes outstanding necessary to modify or amend the indenture or to waive any past default; or

•	reduce the percentage in aggregate principal amount of notes outstanding required for the adoption of a resolution or the quorum required at any meeting of holders of notes at which a resolution is adopted.

The quorum at any meeting (provided that we have consented to such meeting) called to adopt a resolution will be persons holding or representing a majority in aggregate principal amount of the notes at the time outstanding and, at any reconvened meeting adjourned for lack of a quorum, 25% of that aggregate principal amount.

Satisfaction and Discharge

We may discharge our obligations under the indenture while notes remain outstanding, subject to certain conditions, if all outstanding notes will become due and payable at their scheduled maturity within one year or have been called for redemption and we have deposited with the trustee an amount sufficient to pay and discharge all outstanding notes on the date of their scheduled maturity or the scheduled redemption date. However, to the extent that we satisfy our obligations under the indenture in accordance with the foregoing, we will nevertheless continue to be subject to certain obligations under the indenture, including our obligation to effect conversions in accordance with the provisions of the notes and the indenture.

Form, Denomination and Registration

The notes are issued in fully registered form, without coupons, in denominations of $1,000 principal amount and whole multiples of $1,000.

Global Notes; Book-Entry Form. Except as provided below, the notes are and will be evidenced by one or more global notes deposited with the trustee as custodian for DTC, and registered in the name of Cede & Co. as DTC’s nominee. Record ownership of the global note may be transferred, in whole or in part, only to another nominee of DTC or to a successor of DTC or its nominee, except as set forth below.

A holder may hold its interests in a global note directly through DTC if such holder is a participant in DTC, or indirectly through organizations which are direct DTC participants. Transfers between direct DTC participants will be effected in the ordinary way in accordance with DTC’s rules and will be settled in same-day funds. Holders may also beneficially own interests in the global note held by DTC through certain banks, brokers, dealers, trust companies and other parties that clear through or maintain a custodial relationship with a direct DTC participant, either directly or indirectly.

So long as Cede & Co., as nominee of DTC, is the registered owner of the global note, Cede & Co. for all purposes will be considered the sole holder of the global note. Except as provided below, owners of beneficial interests in the global note will not be entitled to have certificates registered in their names, will not receive or be entitled to receive physical delivery of certificates in definitive form, and will not be considered holders thereof. The laws of some states require that certain persons take physical delivery of securities in definitive form. Consequently, the ability to transfer a beneficial interest in the global note to such persons may be limited.

We will wire, through the facilities of the trustee, principal and interest payments on the global note to Cede & Co., the nominee for DTC, as the registered owner of the global note. We, the trustee and any paying agent will have no responsibility or liability for paying amounts due on the global note to owners of beneficial interests in the global note.

It is DTC’s current practice, upon receipt of any payment of principal of and interest on the global note, to credit participants’ accounts on the payment date in amounts proportionate to their respective beneficial interests in the notes represented by the global note, as shown on the records of DTC, unless DTC believes that it will not receive payment on the payment date. Payments by DTC participants to owners of beneficial interests in notes represented by the global note held through DTC participants will be the responsibility of DTC participants, as is now the case with securities held for the accounts of customers registered in “street name.”

If a holder would like to convert such holder’s notes into common stock pursuant to the terms of the notes, the holder should contact such holder’s broker or other direct or indirect DTC participant to obtain information on procedures, including proper forms and cut-off times, for submitting those requests.

Because DTC can only act on behalf of DTC participants, who in turn act on behalf of indirect DTC participants and other banks, the holder’s ability to pledge such holder’s interest in the notes represented by the global note to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interest, may be affected by the lack of a physical certificate.

Neither we nor the trustee (nor any registrar, paying agent or conversion agent under the indenture) will have any responsibility for the performance by DTC or direct or indirect DTC participants of their obligations under the rules and procedures governing their operations. DTC has advised us that it will take any action permitted to be taken by a holder of notes, including, without limitation, the presentation of notes for conversion as described below, only at the direction of one or more direct DTC participants to whose account with DTC interests in the global note are credited and only for the principal amount of the notes for which directions have been given.

DTC has advised us as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for DTC participants and to facilitate the clearance and settlement of securities transactions between DTC participants through electronic book-entry changes to the accounts of its participants, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and may include certain other organizations such as the initial purchasers of the notes. Certain DTC participants or their representatives, together with other entities, own DTC. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through, or maintain a custodial relationship with, a participant, either directly or indirectly.

Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the global note among DTC participants, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. If DTC is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by us within 90 days, we will cause notes to be issued in definitive form in exchange for the global note. None of us, the trustee or any of their respective agents will have any responsibility for the performance by DTC, direct or indirect DTC participants of their obligations under the rules and procedures governing their operations, including maintaining, supervising or reviewing the records relating to, or payments made on account of, beneficial ownership interests in global note.

According to DTC, the foregoing information with respect to DTC has been provided to its participants and other members of the financial community for informational purposes only and is not intended to serve as a representation, warranty or contract modification of any kind.

Certificated Notes. The notes represented by a global note are exchangeable for notes in definitive form of like tenor as that global note in denominations of $1,000 and in any greater amount that is an integral multiple of $1,000 if:

•	DTC notifies us in writing that it is unwilling or unable to continue as depositary for that global note or if at any time DTC ceases to be a clearing agency registered under the Exchange Act and a successor depositary is not appointed by us within 90 days;

•	we, at our option, notify the trustee in writing that we elect to issue the notes in definitive form in exchange for all or any part of the notes represented by the global note; or

•	there is, or continues to be, an event of default and the registrar has received a request from DTC for the issuance of definitive notes in exchange for the global note.

Any note that is exchangeable pursuant to the preceding sentence is exchangeable for notes registered in the names which DTC will instruct the trustee. It is expected that DTC’s instructions may be based upon directions received by DTC from its participants with respect to ownership of beneficial interests in that global note. Subject to the foregoing, a global note is not exchangeable except for a global note or global note of the same aggregate denominations to be registered in the name of DTC or its nominee.

Notices

Except as otherwise provided in the indenture, notices to holders of notes will be given by mail to the addresses of holders of the notes as they appear in the note register.

Governing Law

The indenture, the notes and the registration rights agreement will be governed by, and construed in accordance with, the law of the State of New York.

Information Regarding the Trustee

J.P. Morgan Trust Company, National Association, as trustee under the indenture, has been appointed by us as paying agent, conversion agent, registrar and custodian with regard to the notes. The trustee or its affiliates may from time to time in the future provide banking and other services to us in the ordinary course of their business.

Registration Rights

On September 28, 2005, we entered into a registration rights agreement with the holders of the notes. In the registration rights agreement, we agreed that we would, at our expense, file with the SEC not later than the date 90 days after September 28, 2005, subject to certain conditions set forth below, a shelf registration statement on such form as we deem appropriate covering resales by holders of all notes and the common stock issuable upon conversion of the notes. We have agreed to use our best efforts to:

•	cause such registration statement to become effective as promptly as is reasonably practicable, but in no event later than 210 days after the earliest date of original issuance of any of the notes; and

•	keep the registration statement effective until such date that is two years after the last date of original issuance of any of the notes (or such earlier date when the holders of the notes and the common stock issuable upon conversion of the notes are able to sell all such securities immediately without restriction pursuant to the volume limitation provisions of Rule 144 under the Securities Act or any successor rule thereto or otherwise).

In the registration rights agreement, we agreed that we would provide to each registered holder copies of the prospectus, notify each registered holder when the shelf registration statement has become effective and take certain other actions as are required to permit unrestricted resales of the notes and the common stock issuable upon conversion of the notes. A holder who sells those securities pursuant to the shelf registration statement generally will be required to be named as a selling securityholder in the related prospectus and to deliver a prospectus to purchasers (and, pursuant to the registration rights agreement, such holder will be deemed to have agreed to deliver a prospectus to purchasers to the extent required by law and provided that we have furnished such holder with such prospectus), be subject to the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the registration rights agreement, which are applicable to that holder (including the prospectus delivery obligation referred to above and certain indemnification provisions). If a shelf registration statement covering those securities is not effective, they may not be sold or otherwise transferred except pursuant to an exemption from registration under the Securities Act and any other applicable securities laws or in a transaction not subject to those laws.

Each holder must notify us not later than three business days prior to any proposed sale by that holder pursuant to the shelf registration statement. This notice will be effective for five business days.

We may suspend the holder’s use of the prospectus for a reasonable period not to exceed 45 days (60 days under certain circumstances relating to a proposed or pending material business transaction, the disclosure of which would impede our ability to consummate such transaction) in any 90-day period, and not to exceed an aggregate of 90 days in any 360 day period, if we, in our reasonable judgment, believe we may possess material non-public information the disclosure of which would have a material adverse effect on us and our subsidiaries taken as a whole. Each holder, by its acceptance of a note, agrees to hold any communication by us in response to a notice of a proposed sale in confidence.

If,

•	on the 210th day following September 28, 2005, the shelf registration statement has not been declared effective;

•	the registration statement shall cease to be effective or fail to be usable without being succeeded within five business days by a post-effective amendment or a report filed with the SEC pursuant to the Exchange Act that cures the failure of the registration statement to be effective or useable; or

•	on the 45th, 60th or 90th day, as the case may be, of any period that the prospectus has been suspended as described in the preceding paragraph, such suspension has not been terminated (each, a “registration default”), additional interest as liquidated damages will accrue on the notes, from and including the day following the registration default to but excluding the day on which the registration default has been cured. Liquidated damages will be paid semi-annually in arrears, with the first semi-annual payment due on the first interest payment date, as applicable, following the date on which such liquidated damages begin to accrue, and will accrue at a rate per year equal to:

•	an additional 0.25% of the principal amount to and including the 90th day following such registration default; and

•	an additional 0.5% of the principal amount from and after the 91st day following such registration default.

In no event will liquidated damages accrue at a rate per year exceeding 0.5%. Further, in no event will we pay liquidated damages on shares of common stock received by a holder of notes upon conversion of such holder’s notes.

In the registration rights agreement, we agreed to pay liquidated damages if a shelf registration statement is not timely filed with the SEC. We filed the shelf registration statement of which this prospectus is a part prior to the date specified in the registration rights agreement and, accordingly, no liquidated damages were or will be payable as a result of any failure to make that filing on a timely basis.

This summary of certain provisions of this registration rights agreement is not complete and is subject to, and qualified in its entirety by reference to, all the provisions of the registration rights agreement.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following is a general discussion of certain anticipated U.S. federal income tax consequences to a holder with respect to the purchase, ownership and disposition of the notes or our common stock acquired upon conversion of a note as of the date hereof. This summary is generally limited to holders who hold the notes and the shares of common stock into which the notes are convertible as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), and does not deal with special situations including those that may apply to particular holders such as:

•	tax-exempt organizations and pension funds,

•	holders subject to the U.S. federal alternative minimum tax,

•	dealers in securities, commodities or foreign currencies,

•	financial institutions,

•	insurance companies,

•	regulated investment companies,

•	holders whose “functional currency” is not the U.S. dollar,

•	persons who hold the notes or shares of common stock in connection with a “straddle,” “hedging,” “conversion” or other risk reduction transaction, and

•	persons who hold notes or common stock through a partnership, S corporation or other pass-through entity.

In addition, this discussion does not address the tax consequences arising under any state, local or foreign law.

The federal income tax considerations set forth below are based upon the Internal Revenue Code, its legislative history, existing and proposed Treasury Regulations, court decisions, and Internal Revenue Service (“IRS”) rulings now in effect, all of which are subject to change. We have not sought any ruling from the IRS with respect to statements made and conclusions reached in this discussion, and there can be no assurance that the IRS will agree with such statements and conclusions. Prospective investors should particularly note that any such change could have retroactive application so as to result in U.S. federal income tax consequences different from those discussed below.

As used herein, the term “U.S. holder” means a beneficial owner of a note (or our common stock acquired upon conversion of a note) that is for U.S. federal income tax purposes:

•	a citizen or resident of the U.S.;

•	a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the U.S., any state thereof, or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source;

•	a trust, if a court within the U.S. is able to exercise primary jurisdiction over its administration and one or more U.S. persons within the meaning of Section 7701(a)(30) of the Internal Revenue Code have authority to control all of its substantial decisions; or

•	certain trusts in existence on August 20, 1996 and treated as U.S. persons under the Internal Revenue Code and applicable Treasury Regulations that elect to continue to be treated as U.S. persons.

If a partnership is a beneficial owner of a note (or our common stock acquired upon conversion of a note), the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. A beneficial owner that is a partnership and partners in such a partnership should consult their tax advisors about the U.S. federal income tax consequences of the purchase, ownership and disposition of the notes (or our common stock acquired upon conversion of a note).

As used herein, the term “non-U.S. holder” means a beneficial owner of a note (or our common stock acquired upon conversion of a note) that is not a U.S. holder.

Non-U.S. holders are subject to special U.S. federal income tax considerations, some of which are discussed below under “—Non-U.S. Holders.”

Prospective investors are urged to consult their tax advisors regarding the tax consequences, in their particular circumstances, of purchasing, holding and disposing of the notes or our common stock, including the tax consequences arising under any state, local or foreign laws. While this summary does not purport to discuss all tax matters relating to the notes or the common stock acquired upon conversion of a note, the following are the material U.S. federal income tax consequences of the notes and common stock acquired upon conversion of a note, subject to the qualifications set forth below.

U.S. Holders

Stated Interest

U.S. holders will be required to recognize as ordinary income any interest paid or accrued on the notes, in accordance with their regular method of accounting.

Conversion

A U.S. holder will not recognize income, gain or loss upon conversion of the notes solely into our common stock, except with respect to any amounts attributable to accrued interest on the notes (which will be treated as interest for federal income tax purposes), and except with respect to cash received in lieu of fractional shares. A U.S. holder’s adjusted tax basis in the common stock received on conversion will be the same as the U.S. holder’s adjusted tax basis in the note at the time of conversion (reduced by any basis allocable to a fractional share), and the holding period for the common stock received on conversion will include the holding period of the note that was converted.

Cash received in lieu of a fractional share of common stock upon conversion of a note into common stock will be treated as a payment in exchange for the fractional share of common stock. Accordingly, the receipt of cash in lieu of a fractional share of common stock generally will result in capital gain or loss measured by the difference between the cash received for the fractional share and the U.S. holder’s adjusted tax basis in the fractional share. Any such capital gain or loss will be long-term capital gain or loss if the U.S. Holder held the note for more than one year prior to the conversion.

Disposition, Redemption or Repurchase of the Notes for Cash

Except as set forth below under “—Market Discount,” U.S. holders generally will recognize capital gain or loss upon the sale, redemption (including a repurchase for cash pursuant to the repurchase right), or other taxable disposition of the notes in an amount equal to the difference between:

•	the U.S. holder’s adjusted tax basis in the notes (as the case may be); and

•	the amount of cash and the fair market value of any property received from such disposition (other than amounts attributable to accrued interest on the notes, which will be treated as interest for U.S. federal income tax purposes).

A U.S. holder’s adjusted tax basis in a note generally will equal the cost of the note to such U.S. holder, increased by market discount previously included in income by the U.S. holder and reduced by any amortized premium.

Such gain or loss from the taxable disposition of the notes generally will be long term capital gain or loss if the notes were held for more than one year at the time of the disposition. The deductibility of capital losses is subject to limitations.

Market Discount

The acquisition and resale of notes may be affected by the impact on a purchaser, at other than original issuance, of the “market discount” provisions of the Internal Revenue Code. Subject to a de minimis exception, the market discount on a note generally will be equal to the amount, if any, by which the stated redemption price at maturity of the note immediately after its acquisition exceeds the U.S. holder’s adjusted tax basis in the note. If applicable, these provisions generally require a U.S. holder who acquires a note at a market discount to treat as ordinary income any gain recognized on the disposition of the note to the extent of the “accrued market discount” on the note at the time of disposition, unless the U.S. holder elects to include accrued market discount in income currently.

This election to include market discount in income currently, once made, applies to all market discount obligations acquired on or after the first taxable year to which the election applies and may not be revoked without the consent of the IRS. In general, market discount will be treated as accruing on a straight-line basis over the remaining term of the note at the time of acquisition, or, at the election of the U.S. holder, under a constant yield method. A U.S. holder who acquires a note at a market discount and who does not elect to include accrued market discount in income currently may be required to defer the deduction of a portion of the interest on any indebtedness incurred or maintained to purchase or carry the note until the note is disposed of in a taxable transaction.

Amortizable Premium

A U.S. holder who purchases a note at a premium over its stated principal amount, plus accrued interest, generally may elect to amortize such premium (“Section 171 premium”) from the purchase date to the note’s maturity date under a constant-yield method that reflects semiannual compounding based on the note’s payment period, subject to the possible deferral of the amortization of some or all of the Section 171 premium as a result of our redemption rights under the notes. Amortizable premium, however, will not include any premium attributable to a note’s conversion feature. The premium attributable to the conversion feature is the excess, if any, of the note’s purchase price over what the note’s fair market value would be if there were no conversion feature. Amortized Section 171 premium is treated as an offset to interest income on a note and not as a separate deduction. A U.S. Holder who elects to amortize the Section 171 premium, if any, must reduce his tax basis in the note as described above under “Disposition, Redemption or Repurchase for Cash.” Section 171 premium on a note held by a U.S. holder that does not make the election to amortize will decrease the gain or increase the loss otherwise recognized upon disposition of the note. The election to amortize premium on a constant yield method, once made, applies to all debt obligations held or subsequently acquired by the electing U.S. holder on or after the first day of the first taxable year to which the election applies and may not be revoked without the consent of the IRS.

Adjustment of Conversion Price

The conversion price of the notes is subject to adjustment under certain circumstances. Under Section 305 of the Internal Revenue Code and the Treasury Regulations issued thereunder, adjustments or the failure to make such adjustments to the conversion price of the notes may result in a taxable constructive distribution to the U.S. holders of notes if, and to the extent that, certain adjustments or failure to make adjustments in the conversion price (for example, an adjustment to reflect a taxable dividend to holders of our common stock) increase the proportionate interest of a U.S. holder in our assets or earnings and profits, whether or not the U.S. holder ever converts the notes. Such constructive distribution would be treated as a dividend, may create a possible dividends received deduction in the case of corporate holders, and for periods prior to December 31, 2008, may be eligible for taxation as qualified dividend income, to the extent of our current and accumulated earnings and profits, with any excess treated first as a tax-free return of capital which reduces the U.S. holder’s adjusted tax basis in the notes to the extent thereof and thereafter as gain from the sale or exchange of the notes. Generally, a U.S. holder’s adjusted tax basis in a note will be increased to the extent any such constructive distribution is treated as a dividend. As a result, U.S. holders of notes could have taxable income as a result of an event pursuant to which they receive no cash or property. Moreover, if there is an adjustment (or a failure to make an adjustment) to the conversion price of the notes that increases the proportionate interest of the holders of outstanding common stock in our assets or earnings and profits, then such increase in the proportionate interest of the holders of the common stock generally will be treated as a constructive distribution to such holders, taxable as described above. Notwithstanding the foregoing, if a holder converts a note in connection with a fundamental change, the U.S. federal income tax consequences of the make-whole premium that a holder may be entitled to receive are unclear. In such an instance, a holder could be required to recognize income or gain on the receipt of the makewhole premium regardless of whether we pay the make-whole premium in common stock, or in cash or other property.

Dividends on Common Stock

Generally, distributions in respect of our common stock will be treated as a dividend, and for periods prior to December 31, 2008, eligible for taxation as qualified dividend income to U.S. holders who are individuals, to the extent of our current or accumulated earnings or profits, then as a tax-free return of capital to the extent of each U.S. holder’s adjusted tax basis in the common stock and thereafter as gain from the sale or exchange of such common stock. A dividend distributed to a corporate U.S. holder may qualify for a dividends received deduction.

Sale of the Common Stock

A U.S. holder will generally recognize capital gain or loss on a sale or exchange of common stock. The U.S. holder’s gain or loss will equal the difference between the amount realized by the U.S. holder and the U.S. holder’s adjusted tax basis in the stock. The amount realized by the U.S. holder will include the amount of any cash and the fair market value of any other property received for the stock.

Gain or loss recognized by a U.S. holder on a sale or exchange of stock will be long-term capital gain or loss if the holder held the stock for more than one year. Long-term capital gains of non-corporate taxpayers are taxed at lower rates than those applicable to ordinary income. The deductibility of capital losses is subject to certain limitations.

Backup Withholding and Information Reporting

The Internal Revenue Code and the Treasury Regulations require those who make specified payments to report the payments to the IRS. Among the specified payments are interest, dividends, and proceeds paid by brokers to their customers. This reporting regime is reinforced by “backup withholding” rules. These rules require the payors to withhold tax from payments subject to information reporting if the recipient fails to cooperate with the reporting regime by failing to provide his taxpayer identification number to the payor, furnishing an incorrect identification number, or if the recipient has been notified by the IRS that he has failed to report interest or dividends on his returns. The information reporting and backup withholding rules generally do not apply to payments to corporations.

Payments of interest or dividends to individual U.S. holders of notes or common stock generally will be subject to information reporting, and generally will be subject to backup withholding unless the U.S. holder provides us or our paying agent with a correct taxpayer identification number.

Payments made to U.S. holders by a broker upon a sale of notes or common stock generally will be subject to information reporting and, if the U.S. holder fails to cooperate with the reporting regime discussed above, backup withholding. If, however, the sale is made through a foreign office of a U.S. broker, the sale may be subject to information reporting but generally not backup withholding. If the sale is made through a foreign office of a foreign broker, the sale generally will not be subject to either information reporting or backup withholding. This exception may not apply, however, if the foreign broker is owned or controlled by U.S. persons, or is engaged in a U.S. trade or business.

Any amounts withheld from a payment to a U.S. holder of notes or common stock under the backup withholding rules can be credited against any U.S. federal income tax liability of the U.S. holder.

The Company

Deductibility of Interest

Generally, under Section 279 of the Internal Revenue Code, an interest deduction in excess of $5.0 million is not permitted with respect to certain “corporate acquisition indebtedness.” Corporate acquisition indebtedness includes any indebtedness that is:

•	issued to provide consideration for the direct or indirect acquisition of stock or assets of another corporation;

•	subordinated;

•	convertible directly or indirectly into the stock of the issuing corporation; and

•	issued by a corporation that has a debt to equity ratio that exceeds 2 to 1.

Our ability to deduct all of the interest payable on the notes will depend on the application of the foregoing tests to us. The availability of an interest deduction with respect to the notes was not determinative in our issuance of the notes.

Non-U.S. Holders

Payments of Interest

Generally, payments of interest on the notes to, or on behalf of, a non-U.S. holder will not be subject to U.S. federal withholding tax where such interest is not effectively connected with the conduct of a trade or business within the U.S. by such non-U.S. holder if:

•	such non-U.S. holder does not actually or constructively own 10% or more of the total combined voting power of all classes of our stock within the meaning of Internal Revenue Code Section 871(h)(3);

•	such non-U.S. holder is not (a) a controlled foreign corporation for U.S. federal income tax purposes that is related to us through stock ownership or (b) a bank that received the note on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its business (if its trade or business is described in Internal Revenue Code Section 881(c)(3)(A)); and

•	the certification requirements under Section 871(h) or Section 881(c) of the Internal Revenue Code and Treasury Regulations thereunder are satisfied.

Sections 871(h) and 881(c) of the Internal Revenue Code and Treasury Regulations thereunder require that either (i) the beneficial owner of a note certify, under penalties of perjury, to us or our paying agent, as the case may be, that such owner is a non-U.S. holder, or (ii) a securities clearing organization, bank or other financial institution that holds customer securities in the ordinary course of its trade or business (each a Financial Institution) and holds the note on behalf of the beneficial owner thereof certify, under penalties of perjury, to us or our paying agent, as the case may be, that such certificate has been received from the beneficial owner and furnish the payor with a copy thereof. Such requirement will be fulfilled if the beneficial owner of a note certifies on IRS Form W-8 BEN, under penalties of perjury, that it is a non-U.S. holder or any Financial Institution holding the note on behalf of the beneficial owner files a statement with the withholding agent to the effect that it has received such a statement from the beneficial owner (and furnishes the withholding agent with a copy thereof).

If these requirements cannot be satisfied, a non-U.S. holder will be subject to U.S. federal withholding tax at a rate of 30% on interest payments on the notes unless:

•	the interest is effectively connected with the conduct of a U.S. trade or business, in which case the interest will be subject to U.S. federal income tax on net income that applies to U.S. persons generally; or

•	an applicable income tax treaty provides for a lower rate of, or exemption from, withholding tax.

Although payments of interest on the notes will generally be exempt from withholding tax as described above, we intend to withhold on “additional payments” made upon conversion to non-U.S. holders. See “Conversion of the Notes” below.

Conversion of Notes

A non-U.S. holder generally will not be subject to U.S. federal withholding tax on the conversion of a note into common stock. To the extent a non-U.S. holder receives cash in lieu of a fractional share of common stock upon conversion, such cash may give rise to gain that would be subject to the rules described below with respect to the sale or exchange of a note or common stock. See “— Sale or Exchange of Notes or Common Stock” below.

A non-U.S. holder could be subject to U.S. federal income tax, however, on any “additional payment” received upon conversion. (See “Description of the Notes—Registration Rights) We intend to withhold tax from any such payment. If the payment were determined not to be subject to U.S. federal income tax, a non-U.S. holder would be entitled to a refund of the tax withheld.

Adjustment of Conversion Price

The conversion price of the notes is subject to adjustment in certain circumstances. Any such adjustment could, in certain circumstances, give rise to a deemed distribution to non-U.S. holders of the notes. See “U.S. Holders—Adjustment of Conversion Price” above. In such case, the deemed distribution would be subject to the rules below regarding withholding of U.S. federal tax on distributions in respect of common stock.

Distributions on Common Stock

Distributions on common stock will constitute a dividend for U.S. federal income tax purposes to the extent of our current or accumulated earnings and profits as determined under U.S. federal income tax principles. Dividends paid on common stock held by a non-U.S. holder will be subject to U.S. federal withholding tax at a rate of 30% (or lower treaty rate, if applicable), unless the dividend is effectively connected with the conduct of a U.S. trade or business by the non-U.S. holder and, if required by a tax treaty, is attributable to a permanent establishment maintained in the U.S., in which case the dividend will be subject to U.S. federal income tax on net income that applies to U.S. persons generally (and, with respect to corporate holders under certain circumstances, the branch profits tax). A non-U.S. holder may be required to satisfy certain certification requirements in order to claim a reduction of or exemption from withholding under the foregoing rules.

Sale or Exchange of Notes or Common Stock

In general, a non-U.S. holder will not be subject to a U.S. federal withholding tax on gain recognized upon the sale or other disposition (including a redemption) of a note or common stock received upon conversion thereof unless the gain is effectively connected with the conduct of a U.S. trade or business by the non-U.S. holder and, if required by a tax treaty, is attributable to a permanent establishment maintained in the U.S., or unless the non-U.S. holder:

•	is a nonresident alien individual who is present in the U.S. for 183 or more days in the taxable year in which the gain is realized and certain other conditions are satisfied; or

•	is subject to tax pursuant to the provisions of U.S. tax law applicable to certain U.S. expatriates.

However, if we were to become a United States real property holding corporation (a “USRPHC”), a non-U.S. holder might be subject to federal income tax withholding with respect to gain realized on the disposition of notes or shares of common stock. In that case, any withholding tax withheld pursuant to the rules applicable to dispositions of a “United States real property interest” would be creditable against such non-U.S. holder’s U.S. federal income tax liability and might entitle such non-U.S. holder to a refund upon furnishing required information to the IRS. We do not believe that we are a USRPHC or will become a USRPHC in the future.

U.S. Estate Tax

Notes owned or treated as owned by an individual who is not a citizen or resident (as specifically defined for U.S. federal estate tax purposes) of the U.S. at the time of death (a “nonresident decedent”) will not be includible in the nonresident decedent’s gross estate for U.S. federal estate tax purposes as a result of such nonresident decedent’s death, provided that, at the time of death, the nonresident decedent does not own, actually or constructively, 10% or more of the total combined voting power of all classes of our stock and payments with respect to such notes would not have been effectively connected with the conduct of a U.S. trade or business by the nonresident decedent. Common stock owned or treated as owned by a nonresident decedent will be includable in the nonresident decedent’s gross estate for U.S. federal estate tax purposes as a result of the nonresident decedent’s death. Subject to applicable treaty limitations, if any, a nonresident decedent’s estate may be subject to U.S. federal estate tax on property includible in the estate for U.S. federal estate tax purposes.

Backup Withholding and Information Reporting

In the case of payments of interest on a note to a non-U.S. holder, backup withholding and information reporting will not apply to payments with respect to which either requisite certification has been received or an exemption has otherwise been established (provided that neither we nor a paying agent has actual knowledge or reason to know that the holder is a U.S. holder or that the conditions of any other exemption are not in fact satisfied). However, we and other payors are required to report payments of interest on such non-U.S. holders’ notes on Internal Revenue Service Form 1042-S even if the payments are not otherwise subject to information reporting requirements.

Dividends on the common stock paid to non-U.S. holders that are subject to U.S. withholding tax, as described above, generally will be exempt from U.S. backup withholding tax but will be subject to certain information reporting requirements.

Payments of the proceeds of the sale of a note or common stock to or through a foreign office of a U.S. broker or a foreign office of a broker that is a U.S. related person (either a “controlled foreign corporation” or a foreign person, 50% or more of whose gross income from all sources for the three-year period ending with the close of its taxable year preceding the payment was effectively connected with the conduct of a trade or business within the U.S.), or a foreign partnership, if at any time during its tax year, one or more of its partners are U.S. persons who in the aggregate hold more than 50% of the income or capital interests in the partnership, or such foreign partnership is engaged in a U.S. trade or business, are subject to certain information reporting requirements, unless the payee is an exempt recipient or such broker has evidence in its records that the payee is a non-U.S. holder and no actual knowledge or reason to know that such evidence is false and certain other conditions are met. Generally, such payments are not currently subject to backup withholding.

Payments of the proceeds of a sale of a note or common stock to or through the U.S. office of a broker will be subject to information reporting and backup withholding unless the payee certifies under penalties of perjury as to his or her status as a non-U.S. holder and satisfies certain other qualifications (and no agent of the broker who is responsible for receiving or reviewing such statement has actual knowledge or reason to know that it is incorrect) and provides his or her name and address or the payee otherwise establishes an exemption.

If an investor fails to establish an exemption and the broker does not possess adequate documentation of the investor’s status as a non-U.S. person, the payments may be subject to information reporting and backup withholding. However, backup withholding generally will not apply with respect to payments made to an offshore account maintained by an investor unless the broker has actual knowledge that the investor is a U.S. person.

Except as set forth above, payments of the proceeds of the sale of a note or common stock to or through a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, a sale effected at a foreign office of a broker will be subject to information reporting and backup withholding if the proceeds are transferred to an account maintained by the investor in the U.S., the payment of proceeds or the confirmation of the sale is mailed to the investor at a U.S. address, or the sale has some other specified connection with the U.S. as provided in U.S. Treasury regulations, unless the broker does not have actual knowledge or reason to know that the investor is a U.S. person and the documentation requirements described above (relating to a sale of notes effected at a U.S. office of a broker) are met or the investor otherwise establishes an exemption.

Any amounts withheld under the backup withholding rules from a payment to a holder of a note or common stock will be allowed as a refund or credit against such holder’s U.S. federal income tax provided that the required information is furnished to the IRS in a timely manner.

A holder of a note or common stock should consult with its tax advisor regarding the application of the backup withholding rules to its particular situation, the availability of an exemption therefrom and the procedure for obtaining such an exemption, if available.

DESCRIPTION OF CAPITAL STOCK

The following description of our capital stock and certain provisions of our certificate of incorporation, bylaws and share purchase rights plan, is a summary and is qualified in its entirety by the provisions of our certificate of incorporation, bylaws and share purchase rights plan.

Our authorized capital stock consists of 300,000,000 shares of common stock, $0.0001 par value, and 10,000,000 shares of preferred stock, $0.0001 par value, of which 3,100,000 shares have been designated Series A junior participating preferred stock and 40,000 shares have been designated Series B convertible preferred stock. As of September 30, 2005, there were 87,607,659 shares of common stock outstanding, no shares of Series A junior participating preferred stock and 19,945 shares of Series B convertible preferred stock outstanding.

Common Stock

The holders of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. The holders of common stock are not entitled to cumulative voting rights with respect to the election of directors, and as a consequence, minority stockholders are not able to elect directors on the basis of their votes alone. Subject to preferences that may be applicable to any shares of preferred stock currently outstanding or issued in the future, holders of common stock are entitled to receive ratably such dividends as may be declared by our board of directors out of funds legally available therefor. In the event of our liquidation, dissolution or winding up, holders of our common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference of any then outstanding preferred stock. Holders of common stock have no preemptive rights and no right to convert their common stock into any other securities. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are, and all shares of common stock that may be issued upon conversion of the notes will be fully paid and non-assessable.

Preferred Stock

Of the 10,000,000 shares of preferred stock authorized, we have designated 3,100,000 shares as Series A junior participating preferred stock and 40,000 shares as Series B convertible preferred stock. Our board of directors has the authority, without further vote or action by the stockholders, to issue up to 6,860,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms and the number of shares constituting any series or the designation of such series. The issuance of preferred stock could adversely affect the voting power or other rights of holders of common stock and the likelihood that such holders will receive dividend payments and payments upon liquidation and could have the effect of delaying, deferring or preventing a change in control.

Series A Junior Participating Preferred Stock

In June 2001, our board of directors approved the adoption of a share purchase rights plan and, pursuant to its authority as described above, authorized 3,100,000 shares of Series A junior participating preferred stock. A certificate of designation filed with the Secretary of State of the State of Delaware sets forth the rights, privileges and preferences of the Series A junior participating preferred stock. Terms of the share purchase rights plan provide for a dividend distribution of one preferred share purchase right for each outstanding share of our common stock. The rights have certain anti-takeover effects and will cause substantial dilution to a person or group that attempts to acquire us on terms not approved by our board of directors. The dividend distribution was payable on June 22, 2001 to stockholders of record on that date. We have issued one right for each share of common stock we issued subsequent to such date and, until expiration of the rights plan or any earlier redemption or exchange of rights by us or the occurrence of a “distribution date” as described below, we will issue one right in respect of each share of common stock we issue in the future. Each right entitles the registered holder to purchase from us 1/100 of a share of Series A junior participating preferred stock at a price of $225.00 per 1/100 of a share of Series A junior participating preferred stock, subject to adjustment. Each 1/100 of a share of Series A junior participating preferred stock has designations and powers, preferences and rights, and the qualifications, limitations and restrictions which make its value approximately equal to the value of a share of common stock.

The rights are not exercisable until the “distribution date” as defined in the certificate of designation for the Series A junior participating preferred stock and, until that date, the rights will trade with the common stock and will be evidenced solely by the common stock certificates. The rights will expire on June 1, 2011, unless the rights are earlier redeemed (at a redemption price of $0.001 per right) or exchanged by us. Each share of Series A junior participating preferred stock will be entitled to a quarterly dividend payment in preference to the common stock equal to the greater of $1.00 and 100 times the dividend declared per share of common stock. In the event of liquidation, dissolution or winding up of us, the holders of the Series A junior participating preferred stock would be entitled to a liquidation payment in preference to the common stock of the greater of $100 per share and 100 times the payment made per share of common stock. Each share of Series A junior participating preferred stock will have 100 votes on all matters submitted to a vote of the stockholders, voting together with the common stock. Finally, in the event of any merger, consolidation, combination or other transaction in which the shares of common stock are exchanged into other stock or securities, cash and/or any other property, each share of Series A junior participating preferred stock will be entitled to receive 100 times the aggregate amount of stock, securities, cash and/or other property into which a share of common stock is exchanged. Because of the nature of the Series A junior participating preferred stock dividend and liquidation rights, the value of 1/100 of a share of Series A junior participating preferred stock should approximate the value of one share of common stock. The Series A junior participating preferred stock ranks junior to the Series B convertible preferred stock and would rank junior to any other series of preferred stock. Until a right is exercised, the holder thereof, as such, will have no rights as a stockholder, including, without limitation, the right to vote or to receive dividends. See, “Anti-Takeover Effects of Provisions of Delaware Law and Our Charter Documents” below for a further description of some of the terms of the rights plan.

Series B Convertible Preferred Stock

In connection with a strategic alliance with Enzon Pharmaceuticals, Inc., we entered into a Preferred Stock Purchase Agreement pursuant to which we sold to Enzon and Enzon purchased from us 40,000 shares of non-voting Series B Preferred Stock at a purchase price of one thousand dollars ($1,000) per share for an aggregate purchase price of $40.0 million. A Certificate of Designation filed with the Secretary of State of Delaware sets forth the rights, privileges and preferences of the Series B Preferred Stock. Pursuant to the Certificate of Designation, the Series B Preferred Stock does not have voting rights. The Series B Preferred Stock is convertible, in whole or in part, into that number of shares of our common stock (the “Conversion Shares”) equal to the quotient of $1,000 per share divided by the Conversion Price. The “Conversion Price” was initially $22.79 per share or 125% of the Closing Price and at no time can the Preferred Stock convert into shares of common stock at a discount to the Closing Price. The “Closing Price” equals $18.23 per share and was based upon the average of our closing bid prices as listed on the Nasdaq National Market for the twenty (20) trading days preceding the date of the closing of the transaction.

The Series B Preferred Stock is convertible at the option of the holder. In accordance with the rights, privileges, and preferences of the Series B Preferred Stock pursuant to the certificate of designation, on January 7, 2005 the Conversion Price was adjusted to be equal to $19.49 per share based on the average of the closing bid prices of our common stock as quoted on the Nasdaq National Market for the 20 trading days preceding January 7, 2005.

To the extent not previously converted, the Series B Preferred Stock will automatically convert into shares of our common stock, based on the then effective Conversion Price, upon the earliest of (i) the fourth anniversary of the Original Issue Date (January 7, 2006); (ii) immediately prior to an Asset Transfer or Acquisition (as defined in the Certificate of Designation); or (iii) with the consent of the holders of a majority of the then outstanding Series B Preferred Stock immediately prior to a liquidation, dissolution or winding up of Nektar.

In the event of our liquidation, dissolution or winding down, either voluntary or involuntary, following the payment of any distributions due the holders of any class of capital stock or series of preferred stock that ranks senior to the Series B convertible preferred stock, the holders of the Series B convertible preferred stock shall be entitled to receive, prior and in preference to any distribution of any of our assets or surplus funds to the holders of our common stock or any class of capital stock or series of preferred stock that does not rank senior to or on parity with the Series B convertible preferred stock, an amount per share (as adjusted for any combinations, consolidations, stock distributions or stock dividends with respect to the Series B convertible preferred stock) equal to $1,000.

Additional Preferred Stock

We may fix the rights, preferences, privileges and restrictions of the preferred stock of each series in a certificate of designation relating to that series. We will incorporate by reference as an exhibit to a current report on Form 8-K, the form of any certificate of designation that describes the terms of the series of preferred stock that may be authorized before the issuance of the related series of preferred stock. This description will include:

•	the title and stated value;

•	the number of shares we are offering;

•	the liquidation preference per share;

•	the purchase price;

•	the dividend rate, period and payment date and method of calculation for dividends;

•	whether dividends will be cumulative or non-cumulative and, if cumulative, the date from which dividends will accumulate;

•	the procedures for any auction and remarketing, if any;

•	the provisions for a sinking fund, if any;

•	the provisions for redemption or repurchase, if applicable, and any restrictions on our ability to exercise those redemption and repurchase rights;

•	any listing of the preferred stock on any securities exchange or market;

•	whether the preferred stock will be convertible into our common stock, and, if applicable, the conversion price, or how it will be calculated, and the conversion period;

•	whether the preferred stock will be exchangeable into debt securities, and, if applicable, the exchange price, or how it will be calculated, and the exchange period;

•	voting rights, if any, of the preferred stock;

•	preemption rights, if any;

•	restrictions on transfer, sale or other assignment, if any;

•	whether interests in the preferred stock will be represented by depositary shares;

•	a discussion of any material or special United States federal income tax considerations applicable to the preferred stock;

•	the relative ranking and preferences of the preferred stock as to dividend rights and rights if we liquidate, dissolve or wind up our affairs;

•	any limitations on issuance of any class or series of preferred stock ranking senior to or on a parity with the series of preferred stock as to dividend rights and rights if we liquidate, dissolve or wind up our affairs; and

•	any other specific terms, preferences, rights or limitations of, or restrictions on, the preferred stock.

The Delaware General Corporation Law provides that the holders of preferred stock will have the right to vote separately as a class on a proposed amendment to our certificate of incorporation involving certain fundamental changes in the rights of holders of that preferred stock. This right is in addition to any voting rights that may be provided for in the applicable certificate of designation.

The issuance of preferred stock could adversely affect the voting power, conversion or other rights of holders of common stock. Preferred stock could be issued quickly with terms calculated to delay or prevent a change in control of our company or make removal of management more difficult. Additionally, the issuance of preferred stock could have the effect of decreasing the market price of common stock.

Anti-Takeover Effects of Provisions of Delaware Law and Our Charter Documents.

Rights Plan

We are subject to certain anti-takeover provisions under our share purchase rights plan. The rights issued and issuable pursuant to our share purchase rights plan trade with our common stock and are not currently exercisable. Under certain circumstances, the rights initially become exercisable for 1/100 share of our Series A junior participating preferred stock. The plan also provides that:

•	subject to certain exceptions, if a third party acquires beneficial ownership of 20% or more of our common stock, the rights holders, other than the third party, would have the right to purchase a certain number of shares of our common stock at a discount;

•	if, subject to exceptions, we are a party to a merger, consolidation (other than a merger or consolidation which would result in all of the voting power represented by our securities outstanding immediately prior to such event continuing to represent all of the voting power represented by our securities or such surviving entity outstanding immediately after such merger or consolidation and the holders of such securities not having changed as a result of such merger or consolidation), or other business combination transaction or 50% or more of our consolidated assets or earning power are sold, the rights holders would have the right to acquire a certain number of shares of the common stock of the other party to such merger or consolidation at a discount; or

•	our board of directors may, under certain circumstances, exchange each right, other than those held by such third party, for one share of our common stock.

The provisions described above may discourage, delay or prevent a third party from acquiring us. These provisions may also discourage, delay or prevent a third party from acquiring a large portion of our securities, or initiating a tender offer or proxy contest, even if our stockholders might receive a premium for their shares in the acquisition over then current market prices.

Certificate of Incorporation

Our certificate of incorporation provides for our board of directors to be divided into three classes, with staggered three-year terms. As a result, only one class of directors will be elected at each annual meeting of stockholders, with the other classes continuing for the remainder of their respective three-year terms. Stockholders have no cumulative voting rights, and the stockholders representing a majority of the shares of common stock outstanding are able to elect all of the directors.

Our certificate of incorporation also requires that any action required or permitted to be taken by our stockholders must be effected at a duly called annual or special meeting of the stockholders and may not be effected by a consent in writing and that the stockholders may amend our bylaws or adopt new bylaws only by the affirmative vote of 66 2/3% of the outstanding voting securities. A special meeting of the stockholders may be called by our Chairman, our Chief Executive Officer, a resolution adopted by a majority of the total number of authorized directors or by stockholders owning 10% or more of the outstanding voting capital stock. These provisions may have the effect of delaying, deferring or preventing a change in control.

The classification of our board of directors and lack of cumulative voting will make it more difficult for our existing stockholders to replace our board of directors as well as for another party to obtain control of us by replacing our board of directors. Since our board of directors has the power to retain and discharge our officers, these provisions could also make it more difficult for existing stockholders or another party to effect a change in management. These and other provisions may have the effect of deterring hostile takeovers or delaying changes in control or management. These provisions are intended to enhance the likelihood of continued stability in the composition of our board of directors and in the policies of our board of directors and to discourage certain types of transactions that may involve an actual or threatened change in control. These provisions are designed to reduce our vulnerability to an unsolicited acquisition proposal. The provisions also are intended to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for our shares and, as a consequence, such provisions also may inhibit increases in the market price of our shares that could result from actual or rumored takeover attempts. Such provisions also may have the effect of preventing changes in our management.

Section 203 of the Delaware General Corporation Law

We are subject to Section 203 of the Delaware General Corporation Law, which, subject to certain exceptions, prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the time that such stockholder became an interested stockholder, unless:

•	prior to such time, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested holder;

•	upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding those shares owned (a) by persons who are directors and also officers and (b) by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•	at or subsequent to such time, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

In general, Section 203 defines “business combination” to include the following:

•	any merger or consolidation involving the corporation and the interested stockholder;

•	any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

•	subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

•	any transaction involving the corporation that has the effect of increasing the proportionate share of the stock or any class or series of the corporation beneficially owned by the interested stockholder; or

•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines “interested stockholder” as an entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by such entity or person or any affiliate or associate of the Corporation that was the owner of 15% or more of the outstanding voting stock of the corporation during the preceding three year period.

Certain Transactions

Our bylaws provide that we will indemnify our directors and executive officers to the fullest extent permitted by Delaware law. Our bylaws also provide that we may indemnify our other officers, employees and other agents. We are also empowered under our bylaws to enter into indemnification contracts with our directors and officers and to purchase insurance on behalf of any person whom we are required or permitted to indemnify. In addition, our certificate of incorporation provides that the liability of our directors for monetary damages shall be eliminated, except for (i) breach of the directors duty of loyalty to us or our stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) violating Section 174 of the Delaware General Corporation Law, or (iv) any transaction from which the director derived an improper personal benefit. Pursuant to Delaware law and subject to the foregoing exceptions, our directors shall not be liable for monetary damages for breach of the directors’ fiduciary duty of care to us and our stockholders. However, this provision does not eliminate the duty of care, and in appropriate circumstances, equitable remedies such as injunctive or other forms of nonmonetary relief remain available under Delaware law. The provision also does not affect a director’s responsibilities under any other law, such as the federal securities laws or state or federal environmental laws.

Transfer Agent and Registrar

Mellon Investor Services LLC is the transfer agent and registrar for our common stock. Mellon Investor Services’ address is 235 Montgomery Street, 23rd Floor, San Francisco, CA 94104 and telephone number is (415) 743-1422.

SELLING SECURITY HOLDERS

We issued and sold the notes to “qualified institutional buyers” as defined in Rule 144A of the Securities Act in transactions exempt from the registration requirements of the Securities Act pursuant to Rule 506 of the Securities Act.

The following table sets forth information, as of December 20, 2005, with respect to the selling holders and the principal amounts of notes, if any, and numbers of shares of common stock, if any, owned by each selling holder that may be offered under this prospectus. The information is based on information provided by or on behalf of the selling holders, and we have not independently verified this information. The selling holders may offer all, some or none of the notes or common stock covered by this prospectus. Because the selling holders may offer all or some portion of the notes or the common stock, no estimate can be given as to the amount of the notes or the common stock that will be held by the selling holders upon termination of any sales; the table below assumes that all selling holders will sell all of their notes or common stock, unless otherwise indicated. In addition, the selling holders identified below may have sold, transferred or otherwise disposed of all or a portion of their notes or common stock since the date on which they provided the information regarding their notes and common stock in transactions exempt from the registration requirements of the Securities Act.

Name	Principal Amount of Notes Beneficially Owned and Offered(1)	Common Stock Beneficially Owned(1)(2)		Common Stock Offered(1)(2)	Principal Amount of Notes Owned After Completion of Offering	Common Stock Owned After Completion of Offering	Percentage of Common Stock Owned After Completion of the Offering(3)
ADAR Investment Fund Ltd.	$2,500,000	116,181		116,181	0	0	0.00%
AHFP Context	$260,000	12,082		12,082	0	0	0.00%
Alexandra Global Master Fund, Ltd.	$7,000,000	325,308		325,308	0	0	0.00%
ALTMA Fund SICAV PLC in Respect of the Grafton Sub Fund	$1,400,000	65,061		65,061	0	0	0.00%
Argent Classic Convertible Arbitrage Fund (Bermuda) Ltd.	$4,560,000	211,915		211,915	0	0	0.00%
Argent Classic Convertible Arbitrage Fund II, L.P.	$80,000	3,717		3,717	0	0	0.00%
Argent Classic Convertible Arbitrage Fund L.P.	$530,000	24,630		24,630	0	0	0.00%
Argentum Multistrategy Fund Ltd - Classic	$10,000	464		464	0	0	0.00%
Basso Fund Ltd.	$55,000	2,555		2,555	0	0	0.00%
Basso Holdings Ltd.	$285,000	13,244		13,244	0	0	0.00%
Basso Multi-Strategy Holding Fund Ltd.	$160,000	7,435		7,435	0	0	0.00%
BNP Paribas Equity Strategies, SNC	$2,284,000	121,219	(4)(5)	106,143	0	15,076	0.02%
BP Amoco PLC Master Trust	$1,326,000	61,622		61,622	0	0	0.00%
Citadel Equity Fund Ltd.	$44,500,000	2,068,035	(5)	2,068,035	0	0	0.00%
The City of Southfield Fire and Police Retirement System	$49,000	2,277		2,277	0	0	0.00%
Context Convertible Arbitrage Fund, LP	$1,140,000	52,978		52,978	0	0	0.00%
Context Convertible Arbitrage Offshore, Ltd.	$5,410,000	251,417		251,417	0	0	0.00%
CooperNeff Convertible Strategles (Cayman) Master Fund, LP	$804,000	37,364		37,364	0	0	0.00%
CNH CA Master, LP	$4,000,000	185,890		185,890	0	0	0.00%
CRT Capital Group LLC	$2,500,000	116,181	(6)	116,181	0	0	0.00%
DBX - Convertible Arbitrage 9 Fund	$1,500,000	69,709		69,709	0	0	0.00%
Delaware Group Equity Funds V - Delaware Dividend Income Fund	$2,250,000	104,563		104,563	0	0	0.00%
Delaware Investments Dividend & Income Fund	$525,000	24,398		24,398	0	0	0.00%
Delaware Investments Global Dividend & Income Fund	$225,000	10,456		10,456	0	0	0.00%
DKR Sand Shore Oasis Holding Fund Ltd	$1,000,000	46,472		46,472	0	0	0.00%
The Estate of James Campbell CH	$67,000	3,113		3,113	0	0	0.00%
The Estate of James Campbell EST2	$993,000	46,147		46,147	0	0	0.00%
Finch Tactical Plus Class B	$180,000	8,365		8,365	0	0	0.00%
Fore Convertible Master Fund, Ltd.	$21,000,000	975,926		975,926	0	0	0.00%
Fore Erisa Fund, Ltd.	$3,000,000	139,418		139,418	0	0	0.00%
Fore Multi Strategy Master Fund, Ltd.	$7,500,000	348,545		348,545	0	0	0.00%
Forest Fulcrum Fund LP	$365,000	16,962		16,962	0	0	0.00%
Forest Global Convertible Fund, Ltd. Class A-5	$250,000	11,618	(6)	11,618	0	0	0.00%
Forest Multi-Strategy Master Fund SPC, on behalf of its Multi-Strategy Segregated Portfolio	$327,000	15,196		15,196	0	0	0.00%
FrontPoint Convertible Arbitage Fund, L.P.	$6,000,000	278,836		278,836	0	0	0.00%
Goldman Sachs & Co.	$2,000,000	196,986	(5)(6)(7)	92,945	0	104,041	0.12%
Grace Convertible Arbitrage Fund, Ltd.	$5,000,000	232,363		232,363	0	0	0.00%
HFR CA Global Opportunity Master Trust	$110,000	5,111		5,111	0	0	0.00%
HFR CA Select Fund (c/o Zazove Associates LLC)	$1,000,000	46,472		46,472	0	0	0.00%
HFR RVA Select Performance Master Trust	$114,000	5,297		5,297	0	0	0.00%
Hotel Union and Hotel Industry of Hawaii Pension Plan	$200,000	9,294		9,294	0	0	0.00%
Institutional Benchmarks Master Fund Ltd.	$451,000	20,959		20,959			0.00%
Institutional Benchmark Series (Master Feeder) Limited in Respect of Electra Series c/o Quattro Fund	$350,000	16,265		16,265	0	0	0.00%
Institutional Benchmark Series (Master Feeder) Ltd. (c/o Zazove Associates LLC)	$2,000,000	92,945		92,945	0	0	0.00%
Jeffries & Co., Inc.	$1,000,000	46,472	(6)	46,472	0	0	0.00%
Kamunting Street Master Fund, LTD	$3,500,000	162,654		162,654	0	0	0.00%
KBC Financial Products	$750,000	34,854	(6)	34,854	0	0	0.00%
Lyxor/Context Fund Ltd.	$1,110,000	51,584	(5)	51,584	0	0	0.00%
Lyxor/Convertible Arbitrage Fund Limited	$180,000	8,365		8,365	0	0	0.00%
Lyxor/Forest Fund Limited	$284,000	13,198		13,198	0	0	0.00%
Man Mac I, Ltd.	$9,000,000	418,254		418,254	0	0	0.00%
McMahan Securities Co., L.P.	$1,000,000	46,472	(6)	46,472	0	0	0.00%
Merrill Lynch, Pierce, Fenner and Smith	$75,000	3,485		3,485	0	0	0.00%
Mohican VCA Master Fund, Ltd.	$3,000,000	139,418		139,418	0	0	0.00%
Morgan Stanley Convertible Securities Trust	$1,600,000	74,356	(6)	74,356	0	0	0.00%
National Bank of Canada	$1,400,000	65,061	(5)	65,061	0	0	0.00%
National Bank of Canada c/o Putnam Lovell NBF Securities	$4,000,000	185,890	(5)	185,890	0	0	0.00%
The Northwestern Mutual Life Insurance Company - General Account	$6,000,000	998,794	(5)(8)	278,836	0	719,958	0.82%
The Northwestern Mutual Life Insurance Company - Group Annuity Separate Account	$500,000	45,262	(5)(9)	23,236	0	22,026	0.03%
Plexus Fund Limited	$8,000,000	371,781		371,781	0	0	0.00%
Quattro Fund Ltd.	$6,300,000	292,778		292,778	0	0	0.00%
Quattro Muitistrategy Masterfund IP	$350,000	16,265		16,265	0	0	0.00%
Radcliffe SPC, Ltd for and on behalf of the Class A Convertible Crossover Segregated Portfolio	$13,900,000	645,970		645,970	0	0	0.00%
RBC Capital Markets	$3,000,000	139,418	(6)	139,418	0	0	0.00%
RCG Halifax Fund, Ltd.	$1,000,000	46,472		46,472	0	0	0.00%
RCG Latitude Master Fund, Ltd.	$1,000,000	46,472		46,472	0	0	0.00%
Salomon Brothers Asset Management, Inc.	$9,925,000	461,241	(5)(10)	461,241	0	0	0.00%
San Diego County Employees Retirement Association	$2,000,000	92,945	(6)	92,945	0	0	0.00%
SG Americas Securities, LLC	$3,000,000	139,418		139,418	0	0	0.00%
Singlehedge US Convertible Arbitrage Fund	$248,000	11,525		11,525	0	0	0.00%
SOCS, Ltd.	$2,500,000	116,181		116,181	0	0	0.00%
Sphinx Convertible Arbitrage SPC	$316,000	14,685		14,685	0	0	0.00%
Sphinx Convertible Arb Fund SPC c/o SSI Investment Mgmt.	$549,000	25,513		25,513	0	0	0.00%
Sturgeon Limited	$484,000	22,492		22,492	0	0	0.00%
Tenor Opportunity Master Fund, Ltd.	$6,000,000	278,836		278,836	0	0	0.00%
UBS AG London F/B/O HFS	$1,000,000	46,472	(5)	46,472	0	0	0.00%
UBS O’Connor LLC f/b/o O’Connor Global Convertible Arbitrage II Master Limited	$94,000	4,368		4,368	0	0	0.00%
UBS O’Connor LLC f/b/o O’Connor Global Convertible Arbitrage Master Limited	$1,106,000	51,398		51,398	0	0	0.00%
Van Kampen Harbor Fund	$2,900,000	134,770	(6)	134,770	0	0	0.00%
Viacom Inc. Pension Plan Master Trust	$66,000	3,067		3,067	0	0	0.00%
Xavex Convertible Arbitrage 10 Fund	$320,000	14,871		14,871	0	0	0.00%
Zazove Convertible Arbitage Fund, L.P.	$6,500,000	302,072		302,072	0	0	0.00%
Zazove Hedged Convertible Fund, L.P.	$3,500,000	162,654		162,654	0	0	0.00%
Any other holders of Notes or shares of common stock issued on conversion of the Notes and future transferees, pledgees, donees and successors thereof(11)	$72,283,000	3,359,186	(12)	3,359,186	0	0	0.00%

Total	$315,000,000	15,499,960		14,638,859	0	861,101	0.98%

(1)	Amounts indicated may be in excess of the total amount registered due to sales or transfers exempt from the registration requirements of the Securities Act since the date upon which the selling holders provided to us the information regarding their notes and common stock.
(2)	Unless otherwise noted, represents shares of common stock issuable upon conversion of the Notes.
(3)	Percentage is based on 87,684,184 shares of common stock outstanding as of December 13, 2005.
(4)	Includes 15,076 shares of common stock held separate from conversion of the Notes.
(5)	These selling security holders are affiliates of registered broker-dealers and have advised us that they purchased the notes in the ordinary course of business and, at the time of the purchase of the notes, had no agreements or understandings directly or indirectly with any person to distribute the notes or the shares of common stock issuable upon conversion thereof.
(6)	These selling security holders are also registered broker-dealers and therefore may be “underwriters” within the meaning of the Securities Act.
(7)	Includes 104,041 shares of common stock held separate from conversion of the Notes.
(8)	Includes 719,958 shares of common stock held separate from conversion of the Notes.
(9)	Includes 22,026 shares of common stock held separate from conversion of the Notes.
(10)	Salomon Brothers Asset Management, Inc. (“SBAM”) Acts as discretionary investment advisor with respect to the following accounts that hold the debentures: General Motors Investment Corp., General Motors Broad Mandate, Smith Barney Convertible Fund, Managed Asset Trust and Travelers Series Trust Convertible Bond Por. Accordingly, SBAM may be deemed to be the beneficial owner of such debentures.
(11)	Any of these other holders of the Notes or shares of common stock issued on conversion of the Notes may be identified at a later date by means of one or more post-effective amendments to the registration statement of which this prospectus is a part.
(12)	Assumes that any of these holders of the Notes or shares of common stock issuable on conversion of the Notes and their respective transferees, pledgees, donees and successors do not beneficially own any common stock other than the common stock issued or issuable upon conversion of the Notes.

Information concerning the selling holders may change from time to time and any changed information will be set forth in supplements to this prospectus and/or amendments to the registration statement of which this prospectus is a part, if and when required. In addition, the conversion rate and therefore, the number of shares of common stock issuable upon conversion of the notes, is subject to adjustment under certain circumstances. Accordingly, the aggregate principal amount of notes and the number of shares of common stock into which the notes are convertible may increase or decrease.

PLAN OF DISTRIBUTION

The selling holders and their successors, including their transferees, pledgees or donees or their successors, may sell the notes and the common stock issuable upon conversion of the notes from time to time directly to purchasers or through broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions from the selling holders. These discounts, concessions or commissions as to any particular underwriter, broker-dealer or agent may be in excess of those customary in the types of transactions involved.

The notes and the common stock issuable upon conversion of the notes may be sold:

•	in one or more transactions at fixed prices;

•	at prevailing market prices at the time of sale;

•	at prices related to the prevailing market prices;

•	at varying prices determined at the time of sale; or

•	at negotiated prices.

These sales may be effected in transactions, which may involve crosses or block transactions:

•	on any national securities exchange or U.S. inter-dealer system of a registered national securities association on which the notes or the common stock may be listed or quoted at the time of sale;

•	in the over-the-counter market;

•	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

•	through the writing of options, whether the options are listed on an options exchange or otherwise; or

•	through the settlement of short sales.

Crosses are transactions in which the same broker acts as an agent on both sides of the trade.

In connection with the sale of the notes and the common stock issuable upon conversion of the notes, the selling holders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the notes or the common stock in the course of hedging the positions they assume; however, the selling holders may not use the common stock issuable upon conversion of the notes to satisfy a short sale obligation entered into prior to the effectiveness of the registration statement of which this prospectus is a part. Subject to the limitation described above, the selling holders may also sell the notes or the common stock covered by this prospectus short and deliver these securities to close out their short positions, or loan or pledge the notes or the common stock to broker-dealers or other financial institutions that in turn may sell these securities. The selling holders also may transfer, donate and pledge notes and shares of common stock issuable upon conversion of the notes, in which case the transferees, donees, pledgees or other successors in interest will be deemed selling holders for purposes of this prospectus.

The aggregate proceeds to the selling holders from the sale of the notes or common stock offered by them will be the purchase price of the notes or common stock less discounts and commissions, if any, payable by them. Each of the selling holders reserves the right to accept and, together with their broker-dealers or agents from time to time, to reject, in whole or in part, any proposed purchase of notes or common stock issuable upon conversion of the notes to be made directly or through broker-dealers or agents. We will not receive any of the proceeds from the offering of the notes or the common stock issuable upon conversion of the notes.

Our common stock is listed for trading on the Nasdaq National Market. There is no public market for the notes, and we do not intend to list the notes for trading on any national securities exchange or on the Nasdaq National Market and can give no assurance about the development of any trading market for the notes.

In order to comply with the securities laws of some states, if applicable, the notes and the common stock issuable upon conversion of the notes may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the notes and the common stock issuable upon conversion of the notes may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

The selling holders and any broker-dealers or agents that participate in the sale of the notes and the common stock issuable upon conversion of the notes may be “underwriters” within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the notes or the common stock issuable upon conversion of the notes may be deemed to be underwriting discounts and commissions under the Securities Act. Selling holders who are “underwriters” within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act. If the selling securityholders were deemed to be underwriters, the selling securityholders could be subject to certain statutory liabilities under the federal securities laws, including under Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Securities Exchange Act of 1934.

The selling securityholders and any other persons participating in the distribution of the notes and the common stock issuable upon conversion of the notes will be subject to the Securities Exchange Act. The Securities Exchange Act rules include, without limitation, Regulation M, which may limit the timing of or prohibit the purchase and sale of notes and the common stock issuable upon conversion of the notes by the selling securityholders and any such other person. In addition, under Regulation M, any selling securityholder or other person engaged in the “distribution”, within the meaning of Regulation M, of the notes and the common stock issuable upon conversion of the notes may not engage in market-making activities with respect to the notes and the common stock issuable upon conversion of the notes for certain periods prior to the commencement of that distribution, unless, in the case of persons other than selling securityholders, an applicable exemption is available under Regulation M. The foregoing may affect the marketability of the notes and the common stock covered by this prospectus and the ability of any person or entity to engage in market-making activities with respect to those securities.

In that regard, the selling securityholders are required to acknowledge that they understand their obligations to comply with the provisions of the Securities Exchange Act and the rules thereunder relating to stock manipulation, particularly Regulation M thereunder (or any successor rules or regulations), in connection with the offering made by this prospectus. Each selling securityholder is required to agree that neither it nor any person acting on its behalf will engage in any transaction in violation of such provisions.

The selling holders may not sell any, or may sell less than all, of the notes and the common stock issuable upon conversion of the notes offered by them pursuant to this prospectus. In addition, any securities covered by this prospectus that qualify for sale pursuant to Rule 144 or Rule 144A of the Securities Act may be sold under Rule 144 or Rule 144A rather than pursuant to this prospectus. A selling holder may transfer, devise or gift these securities by other means not described in this prospectus.

To the extent required, the specific notes or common stock to be sold, the names of the selling holders, the respective purchase prices and public offering prices, the names of any agent or broker dealer, and any applicable commissions or discounts with respect to a particular sale or other disposition will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement of which this prospectus is a part.

We entered into a registration rights agreement for the benefit of holders of the notes to register their notes and common stock into which the notes are convertible under applicable federal and state securities laws under specific circumstances and at specific times. The registration rights agreement provides for cross-indemnification of the selling holders and us and their and our respective directors, officers and controlling persons against specific liabilities in connection with the offer and sale of the notes and the common stock, including liabilities under the Securities Act.

We will pay substantially all costs and expenses associated with the registration of the notes and the common stock issuable upon conversion of the notes. These expenses include the SEC’s filing fees and fees under state securities or “blue sky” laws. The selling stockholders will pay all underwriting discounts, commissions, transfer taxes and certain other expenses associated with any sale of the notes and the common stock issuable upon conversion of the notes.

Under the registration rights agreement, we may be required from time to time to require holders of the notes and common stock issued on conversion of the notes to discontinue the sale or other disposition of those notes and shares of common stock issuable upon conversion of the notes under specified circumstances. See “Registration Rights” above.

LEGAL MATTERS

The validity of the notes and the shares of common stock issuable upon the conversion of the notes offered by this prospectus will be passed upon for us by Cooley Godward LLP, Palo Alto, California.

EXPERTS

Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements and schedule included in our Annual Report on Form 10-K/A for the year ended December 31, 2004, and management’s assessment of the effectiveness of our internal control over financial reporting as of December 31, 2004, as set forth in its reports, which are incorporated by reference in this prospectus and elsewhere in the registration statement. Our consolidated financial statements and schedule and management’s assessment are incorporated by reference in reliance on Ernst & Young LLP’s reports, given on their authority as experts in accounting and auditing.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by the registrant in connection with the distribution of the notes and common stock being registered. All amounts are estimated, except the SEC Registration Fee:

SEC Registration Fee	$33,705
Accounting Fees	$10,000
Legal Fees and Expenses	$25,000
Printing and Engraving	$30,000
Nasdaq National Market filing fee	$45,000

Total	$143,705

Item 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Under Section 145 of the Delaware General Corporation Law, we have broad powers to indemnify our directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”).

Our certificate of incorporation, as amended, provides for the elimination of liability for monetary damages for breach of our directors’ fiduciary duty of care to us and our stockholders. These provisions do not eliminate our directors’ duty of care and, in appropriate circumstances, equitable remedies such an injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director’s duty of loyalty to us, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, for any transaction from which the director derived an improper personal benefit and for violating Section 174 of the Delaware General Corporation Law. The provision does not affect a director’s responsibilities under any other laws, such as the federal securities laws or state or federal environmental laws.

We have entered into agreements with our directors and executive officers that require us to indemnify such persons against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred (including expenses of a derivative action) in connection with any proceeding, whether actual or threatened, to which any such person may be made a party by reason of the fact that such person is or was a director or officer of us or any of our affiliated enterprises, provided such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of us and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. The indemnification agreements also set forth certain procedures that will apply in the event of a claim for indemnification thereunder.

We and the holders of the notes entered into a registration rights agreement for the benefit of the holders of notes to register under the federal securities laws the notes and common stock issuable upon conversion of the notes. This registration rights agreement contains provisions for cross-indemnification of the selling security holders and us and their and our respective officers, employees and controlling persons against certain liabilities under the Securities Act.

Item 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a) Exhibits.

Exhibit Number	Description of Documents
3.1(1)	Certificate of Incorporation of Inhale Therapeutic Systems (Delaware), Inc.

3.2(1)	Bylaws of Nektar Therapeutics.

3.3(3)	Certificate of Amendment of the Amended Certificate of Incorporation of Nektar Therapeutics.

3.4(6)	Certificate of Designation of Series A Junior Participating Preferred Stock of Nektar Therapeutics.

3.5(7)	Certificate of Designation of Series B Convertible Preferred Stock of Nektar Therapeutics.

3.6(8)	Certificate of Ownership and Merger of Nektar Therapeutics.

4.1	Reference is made to Exhibits 3.1, 3.2, 3.3, 3.4, 3.5 and 3.6.

4.2(2)	Indenture, dated February 8, 2000, by and between Nektar Therapeutics, as Issuer, and Chase Manhattan Bank and Trust Company, National Association, as Trustee.

4.3(8)	Specimen Common Stock certificate.

4.4(4)	Specimen warrants to purchase shares of Common Stock.

4.5(5)	Indenture, dated October 17, 2000, by and between Nektar Therapeutics, as Issuer, and Chase Manhattan Bank and Trust Company, National Association, as Trustee.

4.6(6)	Rights Agreement, dated as of June 1, 2001, by and between Nektar Therapeutics and Mellon Investor Services LLC., as Rights Agent.

4.7(6)	Form of Right Certificate.

4.8(9)	Resale Registration Rights Agreement, dated June 30, 2003, by and among Nektar Therapeutics, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Deutsche Bank Securities Inc., Lehman Brothers Inc., Friedman, Billings, Ramsey & Co. Inc. and SG Cowen Securities Corporation

4.9(10)	Resale Registration Rights Agreement, dated October 9, 2003, by and among Nektar Therapeutics and the entities named therein.

4.10(11)	Common Stock Purchase Agreement dated as of August 15, 2005, by and between Nektar Therapeutics and Mainfield Enterprises, Inc.

4.11(12)	Indenture, dated September 28, 2005, by and between Nektar Therapeutics, as Issuer, and J.P. Morgan Trust Company, and National Association, as Trustee.

4.12(12)	Registration Right Agreement, dated as of September 28, 2005, among Nektar Therapeutics and entities named therein.

5.1(13)	Opinion of Cooley Godward LLP.

12.1(13)	Statement of Computation of Ratio of Earnings to Fixed Charges.

23.1(13)	Consent of Ernst & Young LLP, independent registered public accounting firm.

23.2(13)	Consent of Cooley Godward LLP (included in Exhibit 5.1).

24.1(13)	Power of Attorney (included in the signature page).

25.1(13)	Form T-1. Statement of Eligibility under the Trust Indenture Act of J.P. Morgan Trust Company, National Association.

(1)	Incorporated by reference to the indicated exhibit in Nektar Therapeutics’ Quarterly Report on Form 10-Q for the quarter ended June 30, 1998.
(2)	Incorporated by reference to the indicated exhibit in Nektar Therapeutics’ Annual Report on Form 10-K for the year ended December 31, 1999.
(3)	Incorporated by reference to the indicated exhibit in Nektar Therapeutics’ Quarterly Report on Form 10-Q for the quarter ended June 30, 2000.
(4)	Incorporated by reference to the indicated exhibit in Nektar Therapeutics’ Quarterly Report on Form 10-Q for the quarter ended September 30, 2000.

(5)	Incorporated by reference to Nektar Therapeutics’ Registration Statement on Form S-3 (No. 333-53678), filed on January 12, 2001.
(6)	Incorporated by reference to Nektar Therapeutics’ Current Report on Form 8-K, filed on June 4, 2001.
(7)	Incorporated by reference to Nektar Therapeutics’ Current Report on Form 8-K, filed on January 8, 2002.
(8)	Incorporated by reference to the indicated exhibit in Nektar Therapeutics’ Current Report on Form 8-K, filed on January 23, 2003.
(9)	Incorporated by reference to the indicated exhibit in Nektar Therapeutics’ Current Report on Form 8-K, filed on July 2, 2003.
(10)	Incorporated by reference to the indicated exhibit in Nektar Therapeutics’ Current Report on Form 8-K, filed on November 3, 2003.
(11)	Incorporated by reference to the indicated exhibit in Nektar Therapeutics’ Current Report on Form 8-K, filed on August 17, 2005.
(12)	Incorporated by reference to the indicated exhibit in Nektar Therapeutics’ Current Report on Form 8-K, filed on September 28, 2005.
(13)	Filed herewith.

Item 17. UNDERTAKINGS.

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs (1)(i), (1)(ii) and (1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Company pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)	That, for the purposes of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the indemnification provisions described herein, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under Subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Trust Indenture Act.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of San Carlos, State of California, on December 21, 2005.

NEKTAR THERAPEUTICS
(Registrant)

By:	/s/ AJIT S. GILL
Ajit S. Gill
Chief Executive Officer, President and Director

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Ajit S. Gill and Ajay Bansal his or her true and lawful attorney-in-fact and agent, each acting alone, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to the Registration Statement on Form S-3, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date
/s/ AJIT S. GILL Ajit S. Gill	President, Chief Executive Officer and Director (Principal Executive Officer)	December 21, 2005

/s/ ROBERT B. CHESS Robert B. Chess	Executive Chairman of the Board of Directors	December 21, 2005

/s/ AJAY BANSAL Ajay Bansal	Vice President, Finance and Administration and Chief Financial Officer (Principal Accounting and Financial Officer)	December 21, 2005

/s/ JOHN S. PATTON John S. Patton, Ph.D.	Founder, Chief Scientific Officer and Director	December 21, 2005

/s/ MICHAEL A. BROWN Michael A. Brown	Director	December 21, 2005

/s/ CHRISTOPHER A. KUEBLER Christopher A. Kuebler	Director	December 21, 2005

/s/ IRWIN LERNER Irwin Lerner	Director	December 21, 2005

/s/ JOSEPH J. KRIVULKA Joseph J. Krivulka	Director	December 21, 2005

/s/ SUSAN WANG Susan Wang	Director	December 21, 2005

/s/ ROY A. WHITFIELD Roy A. Whitfield	Director	December 21, 2005

EXHIBIT INDEX

Exhibit Number	Description of Documents
3.1(1)	Certificate of Incorporation of Inhale Therapeutic Systems (Delaware), Inc.

3.2(1)	Bylaws of Nektar Therapeutics.

3.3(3)	Certificate of Amendment of the Amended Certificate of Incorporation of Nektar Therapeutics.

3.4(6)	Certificate of Designation of Series A Junior Participating Preferred Stock of Nektar Therapeutics.

3.5(7)	Certificate of Designation of Series B Convertible Preferred Stock of Nektar Therapeutics.

3.6(8)	Certificate of Ownership and Merger of Nektar Therapeutics.

4.1	Reference is made to Exhibits 3.1, 3.2, 3.3, 3.4, 3.5 and 3.6.

4.2(2)	Indenture, dated February 8, 2000, by and between Nektar Therapeutics, as Issuer, and Chase Manhattan Bank and Trust Company, National Association, as Trustee.

4.3(8)	Specimen Common Stock certificate.

4.4(4)	Specimen warrants to purchase shares of Common Stock.

4.5(5)	Indenture, dated October 17, 2000, by and between Nektar Therapeutics, as Issuer, and Chase Manhattan Bank and Trust Company, National Association, as Trustee.

4.6(6)	Rights Agreement, dated as of June 1, 2001, by and between Nektar Therapeutics and Mellon Investor Services LLC., as Rights Agent.

4.7(6)	Form of Right Certificate.

4.8(9)	Resale Registration Rights Agreement, dated June 30, 2003, by and among Nektar Therapeutics, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Deutsche Bank Securities Inc., Lehman Brothers Inc., Friedman, Billings, Ramsey & Co. Inc. and SG Cowen Securities Corporation

4.9(10)	Resale Registration Rights Agreement, dated October 9, 2003, by and among Nektar Therapeutics and the entities named therein.

4.10(11)	Common Stock Purchase Agreement dated as of August 15, 2005, by and between Nektar Therapeutics and Mainfield Enterprises, Inc.

4.11(12)	Indenture, dated September 28, 2005, by and between Nektar Therapeutics, as Issuer, and J.P. Morgan Trust Company, and National Association, as Trustee.

4.12(12)	Registration Right Agreement, dated as of September 28, 2005, among Nektar Therapeutics and entities named therein.

5.1(13)	Opinion of Cooley Godward LLP.

12.1(13)	Statement of Computation of Ratio of Earnings to Fixed Charges.

23.1(13)	Consent of Ernst & Young LLP, independent registered public accounting firm.

23.2(13)	Consent of Cooley Godward LLP (included in Exhibit 5.1).

24.1(13)	Power of Attorney (included in the signature page).

25.1(13)	Form T-1. Statement of Eligibility under the Trust Indenture Act of J.P. Morgan Trust Company, National Association.

(1)	Incorporated by reference to the indicated exhibit in Nektar Therapeutics’ Quarterly Report on Form 10-Q for the quarter ended June 30, 1998.
(2)	Incorporated by reference to the indicated exhibit in Nektar Therapeutics’ Annual Report on Form 10-K for the year ended December 31, 1999.
(3)	Incorporated by reference to the indicated exhibit in Nektar Therapeutics’ Quarterly Report on Form 10-Q for the quarter ended June 30, 2000.
(4)	Incorporated by reference to the indicated exhibit in Nektar Therapeutics’ Quarterly Report on Form 10-Q for the quarter ended September 30, 2000.
(5)	Incorporated by reference to Nektar Therapeutics’ Registration Statement on Form S-3 (No. 333-53678), filed on January 12, 2001.

(6)	Incorporated by reference to Nektar Therapeutics’ Current Report on Form 8-K, filed on June 4, 2001.
(7)	Incorporated by reference to Nektar Therapeutics’ Current Report on Form 8-K, filed on January 8, 2002.
(8)	Incorporated by reference to the indicated exhibit in Nektar Therapeutics’ Current Report on Form 8-K, filed on January 23, 2003.
(9)	Incorporated by reference to the indicated exhibit in Nektar Therapeutics’ Current Report on Form 8-K, filed on July 2, 2003.
(10)	Incorporated by reference to the indicated exhibit in Nektar Therapeutics’ Current Report on Form 8-K, filed on November 3, 2003.
(11)	Incorporated by reference to the indicated exhibit in Nektar Therapeutics’ Current Report on Form 8-K, filed on August 17, 2005.
(12)	Incorporated by reference to the indicated exhibit in Nektar Therapeutics’ Current Report on Form 8-K, filed on September 28, 2005.
(13)	Filed herewith.